As filed with the Securities and Exchange Commission on March 20, 1996

File No. 811-6469
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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO. 5

                                       TO

                                    FORM N-1A

                             REGISTRATION STATEMENT
                    UNDER THE INVESTMENT COMPANY ACT OF 1940



                        SHORT-TERM WORLD INCOME PORTFOLIO
               (Exact Name of Registrant as Specified in Charter)


                        Elizabethan Square, Shedden Road
                    George Town, Grand Cayman, Cayman Islands
                    (Address of Principal Executive Offices)


        Registrant's Telephone Number, including Area Code: 809-945-1824


                               Philip W. Coolidge
                          6 St. James Avenue, Suite 900
                           Boston, Massachusetts 02116
                     (Name and Address of Agent for Service)


                                    Copy to:
                             Steven R. Howard, Esq.
                                Baker & McKenzie
                                805 Third Avenue
                            New York, New York 10022

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SWK292

                                EXPLANATORY NOTE


         This Registration Statement of Short-Term World Income Portfolio has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the "1940 Act"). However, beneficial interests in the Registrant are not being registered under the Securities Act of 1933, as amended (the "1933 Act"), since such interests will be offered solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Registrant may only be made by investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities which are
"accredited investors" as defined in Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any beneficial interests in the Registrant.

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SWK292

                                     PART A

         Responses to Items 1 through 3 and 5A have been omitted pursuant to paragraph 4 of Instruction F of the General Instructions to Form N-1A.

ITEM 4.  GENERAL DESCRIPTION OF REGISTRANT.

         Short-Term   World   Income   Portfolio   (the    "Portfolio")   is   a
non-diversified, open-end management investment company which was organized as a trust under the laws of the State of New York on October 1, 1991.

         Beneficial interests in the Portfolio are offered solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"). Investments in the Portfolio may only be made by investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities which are "accredited investors" as defined in Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.

         The Portfolio has licensed certain proprietary rights, know-how and financial services referred to as Hub and Spoke(R) from Signature Financial Group, Inc. ("Signature"), of which the Administrator is a wholly owned subsidiary. Hub and Spoke(R) is a registered service mark of Signature.

         The Portfolio may sell beneficial interests to mutual funds and other institutional investors. Such investors will invest in the Portfolio on the same terms and conditions and will pay a proportionate share of the Portfolio's expenses. Information concerning holders of interests in the Portfolio is available from the Administrator at (617) 423-0800.

         Smaller funds investing in the Portfolio may be materially affected by the actions of larger funds investing in the Portfolio. For example, if a large fund withdraws from the Portfolio, the remaining funds may experience higher pro rata operating expenses, thereby producing lower returns. Additionally, the Portfolio may become less diverse, resulting in increased portfolio risk.
(However, this possibility exists as well for traditionally structured funds which have large or institutional investors.) Also, funds with a greater pro rata ownership in the Portfolio could have effective voting control of the operations of the Portfolio.

         The Portfolio seeks to provide the highest level of current income, consistent with prudent investment risk, that is available from a portfolio consisting primarily of global debt securities having a dollar-weighted average maturity of not more than three years and a minimum dollar-weighted average credit quality of A or better. The Portfolio's investment adviser (the "Adviser") is Brinson Partners, Inc. ("Brinson Partners"), an indirect wholly owned subsidiary of Swiss Bank Corporation.

         The Portfolio seeks high current yields by investing in a portfolio of debt securities denominated either in the U.S. Dollar or in a range of foreign currencies. Accordingly, the Portfolio will seek investment opportunities in
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foreign, as well as domestic,  securities  markets.  The Portfolio normally will maintain a substantial portion of its assets in debt securities denominated in foreign currencies. The Portfolio is designed for the investor who seeks a higher yield than a money market fund or certificate of deposit and less fluctuation in net asset value than a bond fund with a portfolio of longer term debt securities.

         In pursuing its investment objective, the Portfolio seeks to minimize credit risk and fluctuations in net asset value by investing only in shorter term debt securities. A high proportion of the Portfolio's investment in foreign debt obligations may consist of money market instruments. The Portfolio's Adviser will actively manage the Portfolio's investment portfolio in accordance with a global investment strategy, allocating the Portfolio's investments among securities denominated either in the U.S. Dollar or in the currencies of a number of foreign countries. The Adviser may adjust the Portfolio's exposure to each currency based on its perception of the most favorable markets and issuers. In this regard, the percentage of assets invested in securities of a particular country or denominated in a particular currency will vary in accordance with the Adviser's assessment of the relative yield and appreciation potential of such securities and the relationship of a country's currency to the U.S. Dollar. The Portfolio will, under normal market conditions, invest in the securities of issuers in at least three countries, one of which may be the United States. Fundamental economic strength, credit quality and interest rate trends are the principal factors considered by the Adviser in determining whether to increase or decrease the emphasis placed upon a particular type of security or industry sector within the Portfolio's investment portfolio. The Portfolio will neither invest more than 25% of its net assets in debt securities denominated in a single currency other than the U.S. Dollar, nor invest more than 25% of its net assets in debt securities issued by a single foreign government or supranational organization.

         The returns available from short-term foreign currency denominated debt instruments can be adversely affected by changes in exchange rates. The Trustees of the Portfolio believe that the use of foreign currency hedging techniques, including "cross-hedges" (see "Forward Foreign Currency Exchange Contracts" below), can help protect against declines in the U.S. Dollar value of income available for distribution to investors and declines in the net asset value of beneficial interests in the Portfolio resulting from adverse changes in currency exchange rates. For example, the return available from securities denominated in a particular foreign currency would diminish in the event the value of the U.S. Dollar increased against such currency. Such a decline could be partially or completely offset by an increase in value of a cross-hedge involving a forward exchange contract to sell a different foreign currency, where such contract is available on terms more advantageous to the Portfolio than a contract to sell the currency in which the position being hedged is denominated. Cross-hedges can therefore provide significant protection of net asset value in the event of a general rise in the U.S. Dollar against foreign currencies. However, a cross-hedge can neither protect against exchange rate risks perfectly nor protect against currency devaluations. Also, should the Adviser be incorrect in its judgment of future exchange rate relationships, the Portfolio could be in a less advantageous position than if such a hedge had not been established.


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         The Portfolio  invests in debt securities issued by entities located in and denominated in the currencies of various countries. In addition to the U.S. Dollar, such countries' currencies include, among others, the Australian Dollar, Austrian Schilling, British Pound Sterling, Canadian Dollar, Dutch Guilder, French Franc, German Mark, Japanese Yen, New Zealand Dollar, Spanish Peseta, Swedish Krona and Swiss Franc. An issuer of debt securities purchased by the Portfolio may be domiciled in a country other than the country in whose currency the instrument is denominated. The Portfolio will invest in no fewer than three countries. Country selection will vary over time based on several factors, including economic factors which may affect a particular country or region of the world and anticipated currency price movements for specific countries.

         The Portfolio is a "non-diversified" investment company, which means the Portfolio is not limited in the proportion of its assets that may be invested in the securities of a single issuer. However, the Portfolio intends to conduct its operations so as to qualify as a "regulated investment company" for purposes of the Internal Revenue Code of 1986, as amended (the "Code"), which will relieve the Portfolio of any liability for Federal income tax to the extent its earnings are distributed to its investors. The Portfolio will not own more than 10% of the outstanding voting securities of a single issuer.

DEBT SECURITIES CREDIT QUALITY

         The Portfolio seeks to minimize investment risk by maintaining a dollar average weighted credit quality of A or better and limiting its portfolio investments to investment grade debt securities. Accordingly, the Portfolio's investment portfolio consists only of: (i) debt securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities ("U.S. Government Securities"); (ii) obligations issued or guaranteed by a foreign government or any of its political subdivisions, authorities, agencies or instrumentalities, or by supranational entities, all of which are rated BBB or higher by Standard & Poor's Ratings Group ("S&P") or Baa or higher by Moody's Investors Service, Inc. ("Moody's") ("Ratings") or, if unrated, determined by the Adviser to be of equivalent quality; (iii) corporate debt securities having at least one Rating or, if unrated, determined by the Adviser to be of equivalent quality; (iv) certificates of deposit and bankers' acceptances issued or guaranteed by, or time deposits maintained at, banks (including foreign branches of U.S. banks or U.S. or foreign branches of foreign banks) having total assets of more than $500 million and determined by the Adviser to be of high quality; and (v) commercial paper rated A1 or A2 by S&P, Prime-1 or Prime-2 by Moody's, Fitch-1 or Fitch-2 by Fitch Investors Service, Inc., or Duff 1 or Duff 2 by Duff and Phelps Inc. or, if not rated, issued by U.S. or foreign companies having outstanding debt securities rated BBB or higher by S&P, or Baa or higher by Moody's or determined by the Adviser to be of high quality.

         U.S. GOVERNMENT SECURITIES: U.S. Government Securities include (1) U.S. Treasury obligations, which differ in their interest rates, maturities and times of issuance: U.S. Treasury bills (maturities of one year or less), U.S. Treasury notes (maturities of one to ten years) and U.S. Treasury bonds (generally maturities of greater than ten years) and (2) obligations issued or guaranteed by U.S. Government agencies and instrumentalities which are supported by any of


                                      A-3
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the following: (a) the full faith and credit of the U.S. Treasury, (b) the right of the issuer to borrow any amount limited to a specific line of credit from the U.S. Treasury, (c) discretionary authority of the U.S. Government to purchase certain obligations of the U.S. Government agency or instrumentality or (d) the credit of the agency or instrumentality. The Portfolio may also invest in any other security or agreement collateralized or otherwise secured by U.S. Government Securities. Agencies and instrumentalities of the U.S. Government include but are not limited to: Federal Land Banks, Federal Financing Banks, Banks for Cooperatives, Federal Intermediate Credit Banks, Farm Credit Banks, Federal Home Loan Banks, Federal Home Loan Mortgage Corporation, Federal National Mortgage Association, Student Loan Marketing Association, United States
Postal  Service,   Chrysler  Corporate  Loan  Guarantee  Board,  Small  Business
Administration, Tennessee Valley Authority and any other enterprise established or sponsored by the U.S. Government.

         Certain U.S. Government Securities purchased by the Portfolio, including U.S. Treasury bills, notes and bonds, Government National Mortgage Association ("GNMA") certificates and Federal Housing Administration debentures, are supported by the full faith and credit of the United States. Other U.S. Government Securities are issued or guaranteed by Federal agencies or government sponsored enterprises and are not supported by the full faith and credit of the United States. These securities include obligations that are supported by the right of the issuer to borrow from the U.S. Treasury, such as obligations of Federal Home Loan Banks, and obligations that are supported by the creditworthiness of the particular instrumentality, such as obligations of Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.

         MORTGAGE-BACKED SECURITIES: The Portfolio may purchase mortgage-backed securities which are securities which represent an ownership interest in a pool of mortgage loans issued by lenders such as mortgage bankers, commercial banks and savings and loan associations. Mortgage loans included in the pool may be insured by GNMA or the Federal Housing Administration or guaranteed by the Veterans Administration. Mortgage-backed securities provide investors such as the Portfolio with payments consisting of both interest and principal as the mortgages in the underlying mortgage pools are paid off. The average life of a mortgage-backed security is likely to be substantially less than the original maturity of the mortgage pools underlying the securities. Prepayments of principal by mortgagors and mortgage foreclosures will usually result in the return of the greater part of the principal invested far in advance of the maturity of the mortgages in the pool. The actual yield of a mortgage-backed security may be affected by the prepayment of mortgages included in the mortgage pool underlying the security. Principal which is so prepaid will be invested, although possibly at a lower rate. Although the market for such securities is becoming increasingly liquid, securities issued by certain private organizations may not be readily marketable.

         The Portfolio may also invest in securities representing interests in collateralized mortgage obligations ("CMOs"), real estate mortgage investment conduits ("REMICs") and in pools of certain other asset-backed loans, such as automobile and credit card loans. A CMO is a hybrid between a mortgage-backed bond and a mortgage pass-through security. Similar to a bond, interest and


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prepaid  principal  are  paid,  in  most  cases,   semiannually.   CMOs  may  be
collateralized by whole mortgage loans but are more typically collateralized by portfolios of mortgage pass-through securities guaranteed by U.S. Government, or U.S. Government-related, entities and their income streams. CMOs are not necessarily guaranteed and should the CMO collateral prove insufficient to meet payments, holders may sustain a loss. The Portfolio may invest in CMOs rated Baa or higher by Moody's or BBB or higher by S&P or which, if unrated, are determined by the Adviser pursuant to criteria established by the Board of Trustees of the Portfolio to be of comparable quality.

         CMOs are structured into multiple classes, each bearing a different stated maturity. Actual maturity and average life will depend upon the prepayment experience of the collateral. CMOs provide for a modified form of call protection through a DE FACTO breakdown of the underlying pool of mortgages according to how quickly the loans are repaid. Monthly payment of principal received from the pool of underlying mortgages, including prepayments, is first returned to investors holding the shortest maturity class. Investors holding the longer maturity classes receive principal only after the first class has been retired. An investor is partially protected against a sooner than desired return of principal because of the sequential payments.

         REMICs, which were authorized under the Tax Reform Act of 1986, include governmental and/or private entities that issue a fixed pool of mortgages secured by an interest in real property. REMICs are similar to CMOs in that they issue multiple classes of securities. REMICs issued by private entities are not U.S. Government Securities and are not directly guaranteed by any government agency. They are secured by the underlying collateral of the private issuer. The Portfolio may invest in privately issued REMICs only if they meet the quality criteria described above for CMOs.

         ZERO COUPON AND STRIPPED GOVERNMENT OBLIGATIONS: The Portfolio may invest in zero coupon bonds, deferred interest bonds, and U.S. Treasury bonds or notes and their unmatured interest coupons which have been separated or stripped. Stripped obligations not issued by the U.S. Treasury are not considered U.S. Government obligations. Zero coupon and deferred interest bonds are debt obligations which are issued at a significant discount from face value. The discount approximates the total amount of interest the bonds will accrue and compound over the period until maturity or the first interest accrual date at a rate of interest reflecting the market rate of the security at the time of issuance. While zero coupon bonds do not require the periodic payment of interest, deferred interest bonds provide for a period of delay before the regular payment of interest begins. Although this period of delay is different for each deferred interest bond, a typical period is approximately one-third of the bond's term to maturity. Such investments experience greater volatility in market value due to changes in interest rates than debt obligations which provide for regular payments of interest. The Portfolio will accrue income on such investments for tax and accounting purposes, as required, which is distributable to investors and which because no cash is received at the time of accrual, may require the liquidation of other portfolio securities to satisfy the Portfolio's distribution obligations. Stripped obligations are created when the holder of U.S. Treasury bonds or notes, typically a custodian bank or investment brokerage firm, strips their unmatured interest coupons and resells


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each  component  separately.  Stripped  interest  coupons have been  marketed in custodial receipt programs under such names as "TIGRS" and "CATS." The underlying bonds and notes are sold and either held in book-entry form at a Federal Reserve Bank or, in the case of bearer securities, in trust on behalf of the owners thereof.

         NON-U.S. SECURITIES: Investing in securities issued by foreign governments and corporations involves considerations and possible risks not typically associated with investing in obligations issued by the U.S. Government and domestic corporations. The values of foreign investments are affected by changes in currency rates or exchange control regulations, application of foreign tax laws, including withholding taxes, changes in governmental administration or economic or monetary policy (in the U.S. or other countries) or changed circumstances in dealings between countries. Costs are incurred in connection with conversions between various currencies. In addition, foreign brokerage commissions are generally higher than in the United States, and foreign securities markets may be less liquid, more volatile and less subject to governmental supervision than in the United States. Investments in foreign countries could be affected by other factors not present in the United States, including expropriation, confiscatory taxation, lack of uniform accounting and auditing standards and potential difficulties in enforcing contractual obligations and could be subject to extended settlement periods.

         The Portfolio may invest in debt securities denominated in the ECU, which is a "basket" consisting of specified amounts of the currencies of certain member states of the European Community. The specific amounts of currencies comprising the ECU may be adjusted by the Council of Ministers of the European Community. The specific amounts of currencies comprising the ECU may be adjusted by the Council of Ministers of the European Community to reflect changes in relative values of the underlying currencies. The Portfolio's Trustees do not believe that such adjustments will adversely affect holders of ECU-denominated obligations or the marketability of such securities. European governments and supranational organizations (discussed below), in particular, issue ECU-denominated obligations.

         The Portfolio may invest in debt securities issued by supranational organizations such as: the World Bank, which was chartered to finance development projects in developing member countries; the European Community, which is a twelve-nation organization engaged in cooperative economic activities; the European Coal and Steel Community, which is an economic union of various European nations' steel and coal industries; and the Asian Development Bank, which is an international development bank established to lend funds, promote investment and provide technical assistance to member nations in the Asian and Pacific regions.

         CONCENTRATION IN THE BANKING INDUSTRY: The Portfolio may concentrate 25% or more of its total assets in obligations of domestic and foreign companies in the banking industry. Companies in the banking industry include U.S. and foreign commercial banking institutions (including their parent holding companies). As a result of any such concentration, the Portfolio's investment portfolio might be affected by economic or regulatory developments in or related to such industry. Sustained increases in interest rates can adversely affect the availability and cost of funds for an institution's lending activities, and a


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deterioration  in general economic  conditions could increase the  institution's exposure to credit losses.

         Investments in foreign commercial banks are subject to additional risks due to the securities trading and underwriting activities of such banks. Since it is common for foreign banks to acquire equity participations in other companies, such banks are more likely than U.S. banks to have substantial investments in equity securities. As a result, a general decline in the market for equity securities may require such banks to raise additional capital or curtail some of their activities. On the other hand, foreign banks tend to be less leveraged than U.S. institutions. In addition, because the banking industry in most countries is more concentrated and has fewer participants than in the United States, a foreign bank is more likely to have a dominant position in its home country's banking market.

         CHANGES IN INTEREST RATES: The net asset value of the Portfolio will change in response to interest rate fluctuations. When interest rates decline, the value of a portfolio primarily invested in debt securities can be expected to rise. Conversely, when interest rates rise, the value of a portfolio primarily invested in debt securities can be expected to decline. However, a shorter maturity is generally associated with a lower level of market value volatility. Accordingly, it is expected by the Adviser that the net asset value of the Portfolio normally will fluctuate less than that of a longer-term global bond fund. In addition, since interest rate trends are different for each country, it is likely that interest rate changes affecting the value of the Portfolio's investments in one country may be offset by countervailing changes affecting the Portfolio's investments in another country. Thus, the Portfolio's policy of diversifying its investments among several countries is likely to reduce its susceptibility to interest rate volatility.

         INDEXED INVESTMENTS: The Portfolio may invest in instruments which are indexed to certain specific foreign currency exchange rates. The terms of such instruments may provide that their principal amounts or just their coupon interest rates are adjusted upwards or downwards (but not below zero) at maturity or on established coupon payment dates to reflect changes in the exchange rate between two or more currencies while the obligation is outstanding. While such indexed investments entail the risk of loss of principal and/or interest payments, the potential for realizing gains as a result of changes in foreign currency exchange rates enables the Portfolio to hedge against a decline in the U.S. Dollar value of investments denominated in foreign currencies while providing an attractive current return. The Portfolio will purchase such indexed investments for hedging purposes only, not for speculation.

         FUTURES CONTRACTS AND OPTIONS ON FUTURES CONTRACTS: A change in the level of currency exchange rates or interest rates may affect the value of the Portfolio's investments (or of investments that the Portfolio expects to make). To hedge against such changes, the Portfolio may purchase and sell various kinds of futures contracts and write and purchase call and put options on such futures contracts; it may also enter into closing purchase and sale transactions with respect to any of such contracts and options. The futures contracts may be based on various securities in which the Portfolio may invest, foreign currencies,


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certificates of deposit, Eurodollar time deposits,  securities indices, economic indices (such as the Consumer Price Indices compiled by the U.S. Department of Labor) and other financial instruments and indices. The Portfolio will engage in futures and related options transactions only for bona fide hedging or other appropriate risk management purposes as defined in regulations of the Commodity Futures Trading Commission ("CFTC"). The Portfolio may engage in cross-hedging by purchasing or selling futures or options on a security or currency different from the security or currency position being hedged if the Adviser determines
that  there  is  an  historical   correlation  between  the  two  securities  or
currencies.

         A "purchase" of a futures contract means the incurring of a contractual obligation to acquire the securities or foreign currencies called for by the contract at a specified price on a specified date. The purchaser of a futures contract on an index agrees to take or make delivery of an amount of cash equal to the difference between a specific dollar multiple of the value of the index on the expiration date of the contract ("current contract value") and the price at which the contract was originally struck. No physical delivery of the securities underlying the index is made. Options on futures contracts to be written or purchased by the Portfolio will be traded on U.S. or foreign exchanges or over the counter. These investment techniques will be used only to hedge against anticipated future changes in interest or exchange rates which otherwise might either adversely affect the value of the Portfolio's portfolio securities or adversely affect the prices of securities which the Portfolio intends to purchase at a later date. See Part B for further discussion on the use, risks and costs of futures contracts and options on futures contracts.

         The Portfolio may enter into futures contracts or options on futures contracts either (i) as a hedge without regard to quantitative limitations, or
(ii) for other purposes so long as aggregate initial margins and premiums required in connection with non-hedging positions do not exceed five percent of the market value of the total assets of the Portfolio. In addition, the Portfolio may not enter into any futures contracts or options on futures contracts if the aggregate of the market value of the outstanding futures contracts of the Portfolio and the market value of the currencies and futures contracts subject to outstanding options written by the Portfolio would exceed 50% of the market value of the total assets of the Portfolio. See Part B for further discussion on the use, risks and costs of futures contracts and options on futures contracts.

         FORWARD FOREIGN CURRENCY EXCHANGE CONTRACTS: The Portfolio may purchase or sell forward foreign currency exchange contracts ("forward contracts") to attempt to minimize the risk to the Portfolio from adverse changes in the relationship between the U.S. Dollar and foreign currencies. A forward contract is an obligation to purchase or sell a specific currency for an agreed price at a future date which is individually negotiated and privately traded by currency traders and their customers. The Portfolio may enter into a forward contract, for example, when it enters into a contract for the purchase or sale of a security denominated in a foreign currency in order to "lock in" the U.S. Dollar price of the security ("transaction hedge"). Additionally, for example, when the Portfolio believes that a foreign currency may suffer a substantial decline against the U.S. Dollar, it may enter into a forward sale contract to sell an amount of that foreign currency approximating the value of some or all of the Portfolio's portfolio securities denominated in such foreign currency, or when the Portfolio believes that the U.S. Dollar may suffer a substantial decline against foreign currency, it may enter into a forward purchase contract to buy that foreign currency for a fixed dollar amount ("position hedge"). In this situation the Portfolio may, in the alternative, enter into a forward contract to sell a different foreign currency for a fixed U.S. Dollar amount where the Adviser believes that the U.S. Dollar value of the currency to be sold pursuant to the forward contract will fall whenever there is a decline in the U.S. Dollar value of the currency in which portfolio securities of the Portfolio are denominated ("cross-hedge"). The Portfolio's Custodian will place cash not available for investment or U.S. Government Securities or other liquid high quality debt securities in a separate account of the Portfolio having a value equal to the aggregate amount of the Portfolio's net commitments in each currency under forward contracts entered into with respect to position hedges and cross- hedges. If the value of the securities placed in a separate account declines, additional cash or high quality securities will be placed in the account on a daily basis so that the value of the account will equal the amount of the Portfolio's commitments with respect to such contracts. As an alternative to maintaining all or part of the separate account, the Portfolio may purchase a call option permitting the Portfolio to purchase the amount of foreign currency being hedged by a forward sale contract at a price no higher than the forward contract price or the Portfolio may purchase a put option permitting the Portfolio to sell the amount of foreign currency subject to a forward purchase contract at a price as high or higher than the forward contract price. Unanticipated changes in currency prices may result in poorer overall performance for the Portfolio than if it had not entered into such contracts.

         OPTIONS ON FOREIGN CURRENCIES: The Portfolio may write covered put and call options and purchase put and call options on foreign currencies for the purpose of protecting against declines in the dollar value of portfolio securities and against increases in the dollar cost of securities to be acquired. The Portfolio may use options on currency to cross-hedge, which involves writing or purchasing options on one currency to hedge against changes in exchange rates for a different, but related currency. As with other types of options, however, the writing of an option on foreign currency will constitute only a partial hedge up to the amount of the premium received, and the Portfolio could be required to purchase or sell foreign currencies at disadvantageous exchange rates, thereby incurring losses. The purchase of an option on foreign currency may be used to hedge against fluctuations in exchange rates although, in the event of exchange rate movements adverse to the Portfolio's position, it may forfeit the entire amount of the premium plus related transaction costs. In addition, the Portfolio may purchase call options on currency when the Adviser anticipates that the currency will appreciate in value.

         There is no assurance that a liquid secondary market on an options exchange will exist for any particular option, or at any particular time. If the Portfolio is unable to effect a closing purchase transaction with respect to covered options it has written, the Portfolio will not be able to sell the underlying currency or dispose of assets held in a segregated account until the options expire or are exercised. Similarly, if the Portfolio is unable to effect a closing sale transaction with respect to options it has purchased, it would have to exercise the options in order to realize any profit and will incur transaction costs upon the purchase or sale of underlying currency. The Portfolio pays brokerage commissions or spreads in connection with its options transactions.

         As in the case of forward contracts, certain options on foreign currencies are traded over-the-counter and involve liquidity and credit risks which may not be present in the case of exchange-traded currency options. The Portfolio's ability to terminate over-the-counter options will be more limited than with exchange-traded options. It is also possible that broker-dealers participating in over-the-counter options transactions will not fulfill their obligations. Until such time as the staff of the Securities and Exchange Commission changes its position, the Portfolio will treat purchased over-the-counter options and assets used to cover written over-the-counter options as illiquid securities. With respect to options written with primary dealers in U.S. Government Securities pursuant to an agreement requiring a closing purchase transaction at a formula price, the amount of illiquid securities may be calculated with reference to the repurchase formula.

         INTEREST RATE AND CURRENCY SWAPS: The Portfolio may enter into interest rate and currency swaps for hedging purposes and not for speculation. The Portfolio will typically use interest rate swaps to shorten the effective maturity of its portfolio. Interest rate swaps involve the exchange by the Portfolio with another party of their respective commitments to pay or receive interest, e.g., an exchange of fixed rate payments for floating rate payments. Currency swaps involve the exchange of their respective rights to make or receive payments in specified currencies.

         The Portfolio will only enter into interest rate and currency swaps on a net basis, I.E., the two payment streams are netted out, with the Portfolio receiving or paying, as the case may be, only the net amount of the two payments. Interest rate and currency swaps do not involve the delivery of securities, the underlying currency, other underlying assets or principal. Accordingly, the risk of loss with respect to interest rate and currency swaps is limited to the net amount of interest or currency payments that the Portfolio is contractually obligated to make. If the other party to an interest rate or currency swap defaults, the Portfolio's risk of loss consists of the net amount of interest or currency payments that the Portfolio is contractually entitled to receive. Since interest rate and currency swaps are individually negotiated, the Portfolio expects to achieve an acceptable degree of correlation between its portfolio investments and its interest rate or currency swap positions.

         OPTIONS ON INTEREST RATE AND CURRENCY SWAPS: The Portfolio may write put and call options and purchase put and call options on interest rate swaps and currency swaps. The Portfolio may use options on interest rate swaps to protect against any adverse effect on the Portfolio's anticipated income resulting from changes in the level of interest rates. The Portfolio may use options on currency swaps to protect against an adverse change in the currency values in which the Portfolio may make or receive payments in the future. The Portfolio will use options on interest rate swaps and currency swaps for hedging purposes only. It will only enter into such options for swaps which are settled on a net basis.

         CERTAIN INVESTMENT POLICIES: The Portfolio will not invest in illiquid securities if immediately after such investment more than 10% of the Portfolio's net assets (taken at market value) would be invested in such securities. For this purpose, illiquid securities include (a) private placements other than Rule 144A securities (Rule 144A securities may not, however, be as liquid as similar securities registered under the 1933 Act if, for example, qualified Rule 144A purchasers are not interested in purchasing particular Rule 144A securities from the Portfolio), (b) other securities which are subject to legal or contractual restrictions on resale or for which there is no readily available market (e.g., trading in the security is suspended or, in the case of unlisted securities, market makers do not exist or will not entertain bids or offers), (c) options purchased by the Portfolio over-the-counter and the cover for options written by the Portfolio over-the-counter, except with respect to such transactions entered into with primary dealers in U.S. Government Securities pursuant to an agreement requiring a closing purchase transaction at a formula price, and (d) repurchase agreements not terminable within seven days. See "Repurchase Agreements" below.

         SECURITIES LENDING: The Portfolio may seek to increase its income by lending securities held by it. Securities loans may be made to banks, broker-dealers and other recognized institutional borrowers of securities and are required to be secured continuously by collateral consisting of cash, U.S. Government securities and high quality debt obligations or an irrevocable letter of credit in favor of the Portfolio, each to be maintained on a current basis at an amount at least equal to the market value and accrued interest of the securities loaned. The Portfolio would have the right to call a loan and obtain the securities loaned on no more than five days' notice. During the existence of a loan, the Portfolio would continue to receive the equivalent of the interest paid by the issuer on the securities loaned and would also receive compensation based on investment of the collateral. As with other extensions of credit there are risks of delay in recovery or even loss of rights in the collateral should the borrower of the securities fail financially. However, the loans would be made only to firms deemed by the Adviser to be of good standing and when, in the judgment of the Adviser, the consideration which can be earned currently from securities loans of this type justifies the attendant risk. The value of the securities loaned by the Portfolio will not exceed 30% of the value of the Portfolio's total assets at the time any loan is made.

         REPURCHASE AGREEMENTS: The Portfolio may enter into "repurchase agreements" pertaining to debt securities with domestic banks or broker-dealers. There is no percentage restriction on the Portfolio's ability to enter into repurchase agreements. A repurchase agreement arises when a buyer such as the Portfolio purchases a security and simultaneously agrees to resell it to the vendor at an agreed upon future date, normally one day or a few days later. The resale price is greater than the purchase price, reflecting an agreed upon interest rate which is effective for the period of time the buyer's money is invested in the security and which is related to the current market rate rather than the coupon rate on the purchased security. Such agreements permit the

Portfolio to keep all of its assets at work while retaining "overnight" flexibility in pursuit of investments of a longer-term nature. In the event a vendor defaulted on its repurchase obligation, the Portfolio might suffer a loss to the extent that the proceeds from the sale of the collateral were less than the repurchase price. In the event of a vendor's bankruptcy, the Portfolio might be delayed in, or prevented from, selling the collateral for the Portfolio's benefit. The Portfolio's Board of Trustees has established procedures, which are periodically reviewed by the Board, pursuant to which the Portfolio's Adviser monitors the creditworthiness of the entities with which the Portfolio enters into repurchase agreement transactions.

         REVERSE REPURCHASE AGREEMENTS: The Portfolio may borrow funds by entering into reverse repurchase agreements in accordance with the investment restrictions described below. The Portfolio may engage in such borrowing provided that immediately after any such borrowing there is an asset coverage of at least 300% for all borrowings; and provided further, that in the event that such asset coverage shall at any time fall below 300% the Portfolio shall, within three business days, reduce the amount of its borrowings to an extent that the asset coverage of such borrowings shall be at least 300%. Pursuant to reverse repurchase agreements, the Portfolio would sell portfolio securities to financial institutions such as banks and broker-dealers, and agree to repurchase them at a mutually agreed upon date and price. The Portfolio enters into reverse repurchase agreements only to avoid otherwise selling securities during unfavorable market conditions to meet redemptions or to hedge currency risks associated with portfolio securities or securities to be acquired by the Portfolio.

                               PORTFOLIO TURNOVER

         Portfolio turnover will not be a limiting factor in making investment decisions for the Portfolio. The annual portfolio turnover rates of the Portfolio for the fiscal years ended October 31, 1994 and October 31, 1995 were 192% and 264%, respectively. A rate of 100% indicates that the equivalent of all of a Portfolio's assets have been sold and reinvested in a calendar year. A high rate of portfolio turnover may involve correspondingly greater brokerage commission expenses and other transaction costs, which must be borne directly by the Portfolio and ultimately by the Fund's shareholders. High portfolio turnover rate may result in the realization of substantial net capital gains. To the extent net short-term capital gains are realized, any distributions resulting from such gains are considered ordinary income for federal income tax purposes.

                             INVESTMENT RESTRICTIONS

         The Portfolio is subject to certain investment restrictions which constitute fundamental policies. Fundamental policies cannot be changed without the approval of the holders of a majority of the Portfolio's outstanding voting securities, as defined in the Investment Company Act of 1940 (the "1940 Act"). See "Investment Restrictions" in Item 13 of Part B.

ITEM 5.  MANAGEMENT OF THE PORTFOLIO.

         The Portfolio's Board of Trustees provides broad supervision over the affairs of the Portfolio. The address of Brinson Partners is 209 South LaSalle Street, Suite 120, Chicago, Illinois 60604-1295. A majority of the Portfolio's Trustees are not affiliated with the Adviser. Brown Brothers Harriman & Co. is the Portfolio's custodian and Fund/Plan Services, Inc. is the Portfolio's transfer agent and dividend paying agent. The address of the Custodian is 40 Water Street, Boston, Massachusetts 02109 and the address of the Transfer Agent is 2 West Elm Street, P.O. Box 874, Conshohocken, Pennsylvania 19428.

         The Portfolio has not retained the services of a principal underwriter or distributor, as interests in the Portfolio are offered solely in private placement transactions. SwissKey Fund Services, Inc. ("SFS") serves as exclusive placement agent of interests in the Portfolio.

                               INVESTMENT ADVISER

         Brinson Partners manages the Portfolio on a day-to-day basis pursuant to an investment advisory agreement (the "Advisory Agreement"). Subject to such policies as the Board of Trustees of the Portfolio may determine, the Adviser makes investment decisions for the Portfolio. For its services under the Advisory Agreement, the Adviser receives from the Portfolio a fee accrued daily and paid monthly at an annual rate equal to 0.25% of the Portfolio's average daily net assets, on an annualized basis for the Portfolio's then-current fiscal year.

         Prior to July 28, 1995, the investment adviser of the Portfolio was SBC Portfolio Management International, Inc. The Board of Trustees of the Portfolio authorized the Portfolio to enter into the current Advisory Agreement with Brinson Partners, pursuant to which Brinson Partners assumed responsibilities for the management of the Portfolio's assets on July 28, 1995, on the same terms and conditions (including the amount of the investment management fee) as were set forth under the advisory agreement with the former investment manager. The investors in the Portfolio approved the current Advisory Agreement with Brinson Partners at a special meeting of investors held on July 26, 1995.

         Brinson Partners is a global investment management firm managing, as of December 31, 1995, approximately $53 billion in assets under a wide array of active institutional client mandates. The firm's clients are primarily employee benefit plan sponsors (corporate and public), endowments and foundations. These include 40 of the 100 largest plan sponsors in the United States and 25 of the Fortune 100 companies. Brinson Partners (and its predecessor organization, First Chicago Investment Advisors) have been managing non-U.S. portfolios since 1974 and global portfolios since 1981 using the same investment approach and under the same senior investment management. Brinson Partners, Inc. is an indirect wholly owned subsidiary of Swiss Bank Corporation.

         Brinson  Partners   currently  serves  as  investment  adviser  to  the
following open-end funds: Brinson Global Fund, Brinson Global Equity Fund, Brinson Global Bond Fund, Brinson U.S. Balanced Fund, Brinson U.S. Equity Fund,

Brinson Non-U.S. Equity Fund, Enterprise International Growth Portfolio and Enterprise Accumulation Trust. Brinson Partners also serves as the investment adviser to one closed-end fund, Fort Dearborn Securities, Inc.

                           MANAGEMENT OF THE PORTFOLIO

         Investment decisions for the Portfolio are made by an investment team at Brinson Partners. No member of the investment management team is primarily responsible for making recommendations for portfolio securities.

                                  ADMINISTRATOR

         Pursuant to an administrative services agreement (the "Administrative Services Agreement"), SFS as administrator (the "Administrator") provides the
Portfolio with general office facilities and supervises the overall administration of the Portfolio, including, among other responsibilities, the negotiation of contracts and fees with, and the monitoring of performance and billings of, the independent contractors and agents of the Portfolio; the preparation and filing of all documents required for compliance by the Portfolio with applicable laws and regulations; providing equipment and clerical personnel necessary for maintaining the organization of the Portfolio; preparation of certain documents in connection with meetings of Trustees and investors in the Portfolio; and the maintenance of books and records of the Portfolio. SFS provides persons satisfactory to the Board of Trustees of the Portfolio to serve as officers of the Portfolio. Such officers, as well as certain other employees and Trustees of the Portfolio, may be directors, officers or employees of SFS or its affiliates. For providing these services and facilities and for bearing the related expenses, SFS as Administrator receives from the Portfolio a fee accrued daily and paid monthly at an annual rate equal to 0.05% of the average daily net assets of the Portfolio.

                          TRANSFER AGENT AND CUSTODIAN

         The Portfolio has entered into a Transfer Agency Agreement with Fund/Plan Services, Inc., which acts as transfer agent for the Portfolio (the "Transfer Agent"). The Transfer Agent maintains an account for each investor in the Portfolio and performs other transfer agency functions. Pursuant to a Custodian Agreement dated as of October 1, 1991, Brown Brothers Harriman & Co. acts as the custodian of the Portfolio's assets. See Part B for more detailed information concerning custodial arrangements.

                                    EXPENSES

         The expenses of the Portfolio include the compensation of its Trustees who are not affiliated with the Adviser or SFS; governmental fees; interest charges; taxes; fees and expenses of independent auditors, of legal counsel and of any transfer agent, custodian, registrar or dividend disbursing agent of the Portfolio; insurance premiums; expenses of calculating the net asset value of, and the net income on, the Portfolio; all fees under its Administrative Services Agreement; the expenses connected with the execution, recording and settlement of security transactions; fees and expenses of the Portfolio's custodian for all services to the Portfolio, including safekeeping of funds and securities and maintaining required books and accounts; expenses of preparing and mailing reports to investors and to governmental officers and commissions; expenses of meetings of investors and Trustees; and the advisory fees payable to the Adviser under the Advisory Agreement.

ITEM 6.  CAPITAL STOCK AND OTHER SECURITIES.

         The Portfolio is organized as a trust under the laws of the State of New York. Under the Declaration of Trust, the Trustees are authorized to issue beneficial interests in the Portfolio. Each investor is entitled to a vote in proportion to the amount of its investment in the Portfolio. Investments in the Portfolio may not be transferred, but an investor may withdraw all or any portion of its investment at any time at net asset value. Investors in the Portfolio (E.G., investment companies, insurance company separate accounts and common and commingled trust funds) will each be liable for all obligations of the Portfolio. However, the risk of an investor in the Portfolio incurring financial loss on account of such liability is limited to circumstances in which both inadequate insurance existed and the Portfolio itself was unable to meet its obligations.

         Investments in the Portfolio have no preemptive or conversion rights and are fully paid and nonassessable, except as set forth below. The Portfolio is not required and has no current intention of holding annual meetings of investors, but the Portfolio will hold special meetings of investors when in the judgment of the Trustees it is necessary or desirable to submit matters for an investor vote. Investors have the right to communicate with other investors to the extent provided in Section 16(c) of the 1940 Act in connection with requesting a meeting of investors for the purpose of removing one or more Trustees, which removal requires a two-thirds vote of the Portfolio's beneficial interests. Investors also have under certain circumstances the right to remove one or more Trustees without a meeting. Upon liquidation of the Portfolio, investors would be entitled to share PRO RATA in the net assets of the Portfolio available for distribution to investors.

         The Portfolio does not intend to distribute to its investors its net investment income or its net realized capital gains, if any. The end of the Portfolio's fiscal year is October 31.

         Under the anticipated method of operation of the Portfolio, the Portfolio will not be subject to any income tax. However, each investor in the Portfolio will be taxable on its share (as determined in accordance with the governing instruments of the Portfolio) of the Portfolio's taxable income, gain, loss, deductions and credits in determining its income tax liability. The determination of such share will be made in accordance with the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

         It is intended that the Portfolio's assets, income and distributions will be managed in such a way that an investor in the Portfolio will be able to satisfy the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended, assuming that the investor invested all of its assets in the Portfolio.

         Investor inquiries may be directed to SFS, in care of Signature Financial Group (Grand Cayman) Ltd., at Elizabethan Square, Shedden Road, George Town, Grand Cayman, Cayman Islands (809-945-1824).

ITEM 7.  PURCHASE OF SECURITIES.

         Beneficial interests in the Portfolio are issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Portfolio may only be made by investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities which are
"accredited investors" as defined in Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.

         An investment in the Portfolio may be made without a sales load at the net asset value next determined after an order is received in "good order" by the Portfolio.

         There is no minimum initial or subsequent investment in the Portfolio. However, since the Portfolio intends to be as fully invested at all times as is reasonably practicable in order to enhance the yield on its assets, investments must be made in federal funds (I.E., monies credited to the account of the Portfolio's custodian bank by a Federal Reserve Bank).

         The Portfolio reserves the right to cease accepting investments at any time or to reject any investment order.

         Each investor in the Portfolio may add to or reduce its investment in the Portfolio on each day the New York Stock Exchange is open for trading. At 4:00 p.m., New York time, on each such day, the value of each investor's beneficial interest in the Portfolio will be determined by multiplying the net asset value of the Portfolio by the percentage, effective for that day, which represents that investor's share of the aggregate beneficial interests in the Portfolio. Any additions or reductions, which are to be effected as of 4:00 p.m., New York time, on such day, will then be effected. The investor's percentage of the aggregate beneficial interests in the Portfolio will then be recomputed as the percentage equal to the fraction (i) the numerator of which is the value of such investor's investment in the Portfolio as of 4:00 p.m., New York time, on such day plus or minus, as the case may be, the amount of net additions to or reductions in the investor's investment in the Portfolio effected as of 4:00 p.m., New York time, on such day, and (ii) the denominator of which is the aggregate net asset value of the Portfolio as of 4:00 p.m., New York time, on such day, plus or minus, as the case may be, the amount of net additions to or reductions in the aggregate investments in the Portfolio by all investors in the Portfolio. The percentage so determined will then be applied to determine the value of the investor's interest in the Portfolio as of 4:00 p.m., New York time, on the following day the New York Stock Exchange is open for trading.

ITEM 8.  REDEMPTION OR REPURCHASE.

         An investor in the Portfolio may reduce any portion or all of its investment at any time at the net asset value next determined after a request in "good order" is furnished by the investor to the Portfolio. The proceeds of a reduction will be paid by the Portfolio in federal funds normally on the next business day after the reduction is effected, but in any event within seven days.
Investments in the Portfolio may not be transferred.

         The right of any investor to receive payment with respect to any reduction may be suspended or the payment of the proceeds therefrom postponed during any period in which the New York Stock Exchange is closed (other than weekends or holidays) or trading on such Exchange is restricted, or, to the extent otherwise permitted by the 1940 Act, if an emergency exists.

ITEM 9.  PENDING LEGAL PROCEEDINGS.

         Not applicable.

SWK292


                                     PART B


ITEM 10.  COVER PAGE.

         Not applicable.

ITEM 11.  TABLE OF CONTENTS.
                                                                       Page

         General Information and History . . . . . . . . . . . . . . .  B-1
         Investment Objective and Policies . . . . . . . . . . . . . .  B-1
         Management of the Portfolio . . . . . . . . . . . . . . . . .  B-17
         Control Persons and Principal Holders of Securities . . . . .  B-18
         Investment Advisory and Other Services  . . . . . . . . . . .  B-19
         Brokerage Allocation and Other Practices  . . . . . . . . . .  B-22
         Capital Stock and Other Securities  . . . . . . . . . . . . .  B-23
         Purchase, Redemption and Pricing of Securities  . . . . . . .  B-25
         Tax Status  . . . . . . . . . . . . . . . . . . . . . . . . .  B-26
         Underwriters  . . . . . . . . . . . . . . . . . . . . . . . .  B-27
         Calculation of Performance Data . . . . . . . . . . . . . . .  B-27
         Financial Statements  . . . . . . . . . . . . . . . . . . . .  B-27

ITEM 12.  GENERAL INFORMATION AND HISTORY.

         Not applicable.

ITEM 13.  INVESTMENT OBJECTIVE AND POLICIES.

         Part A contains additional information about the investment objective and policies of Short-Term World Income Portfolio (the "Portfolio"). This Part B should only be read in conjunction with Part A.

                           U.S. GOVERNMENT OBLIGATIONS

         FEDERAL FARM CREDIT SYSTEM NOTES AND BONDS are bonds issued by a cooperatively owned nationwide system of banks and associations supervised by the Farm Credit Administration, an independent agency of the U.S. Government. These bonds are not guaranteed by the U.S. Government.

         MARITIME ADMINISTRATION BONDS are bonds issued and provided by the Department of Transportation of the U.S. Government and are guaranteed by the U.S. Government.

         FHA   DEBENTURES  are   debentures   issued  by  the  Federal   Housing
Administration of the U.S. Government and are guaranteed by the U.S. Government.

         GNMA CERTIFICATES are mortgage-backed securities which represent a partial ownership interest in a pool of mortgage loans issued by lenders such as mortgage bankers, commercial banks and savings and loan associations. Each mortgage loan included in the pool is either insured by the Federal Housing

Administration or guaranteed by the Veterans Administration and therefore guaranteed by the U.S. Government.

         FHLMC BONDS are bonds issued and guaranteed by the Federal Home Loan Mortgage Corporation. These bonds are not guaranteed by the U.S. Government.

         FNMA BONDS are bonds issued and guaranteed by the Federal National Mortgage Association. These bonds are not guaranteed by the U.S. Government.

         FEDERAL HOME LOAN BANK NOTES AND BONDS are notes and bonds issued by the Federal Home Loan Bank System and are not guaranteed by the U.S. Government.

         STUDENT LOAN MARKETING ASSOCIATION ("SALLIE MAE") NOTES AND BONDS are notes and bonds issued by the Student Loan Marketing Association and are not guaranteed by the U.S. Government.

         Although this list includes a description of the primary types of U.S. Government agency or instrumentality obligations in which the Portfolio intends to invest, the Portfolio may invest in obligations of U.S. Government agencies or instrumentalities other than those listed above.

                CERTIFICATES OF DEPOSIT AND BANKERS' ACCEPTANCES

         Certificates of deposit are receipts issued by a depository institution in exchange for the deposit of funds. The issuer agrees to pay the amount deposited plus interest to the bearer of the receipt on the date specified on the certificate. The certificate usually can be traded in the secondary market prior to maturity. Bankers' acceptances typically arise from short-term credit arrangements designed to enable businesses to obtain funds to finance commercial transactions. Generally, an acceptance is a time draft drawn on a bank by an exporter or an importer to obtain a stated amount of funds to pay for specific merchandise. The draft is then "accepted" by a bank that, in effect, unconditionally guarantees to pay the face value of the instrument on its maturity date. The acceptance may then be held by the accepting bank as an earning asset or it may be sold in the secondary market at the going rate of discount for a specific maturity. Although maturities for acceptance can be as long as 270 days, most acceptances have maturities of six months or less.

         COMMERCIAL PAPER. Commercial paper consists of short-term (usually from 1 to 270 days) unsecured promissory notes issued by corporations in order to finance their current operations. A variable amount master demand note (which is a type of commercial paper) represents a direct borrowing arrangement involving periodically fluctuating rates of interest under a letter agreement between a commercial paper issuer and an institutional lender pursuant to which the lender may determine to invest varying amounts.

         For a description of certain bond and commercial paper ratings, see Appendix A.

                           MORTGAGE-BACKED SECURITIES

         MORTGAGE-BACKED SECURITIES. The Portfolio may also invest in mortgage-backed securities, which are interests in pools of mortgage loans, including mortgage loans made by savings and loan institutions, mortgage bankers, commercial banks and others. Pools of mortgage loans are assembled as securities for sale to investors by various governmental, government-related and private organizations (see "Mortgage Pass-Through Securities"). The Portfolio may also invest in debt securities which are secured with collateral consisting of mortgage-backed securities (see "Collateralized Mortgage Obligations") and in other types of mortgage-related securities (see "Other Mortgage-Backed Securities" and "Other Asset-Backed Securities") but not including stripped mortgage-backed securities. Not more than 25% of the Portfolio's assets will be invested in such debt securities.

         Prepayments of principal by mortgagors and mortgage foreclosures will usually result in the return of a greater part of principal invested far in advance of the maturity of the mortgages in the pool. A decline in interest rates may lead to a faster rate of repayment of the underlying mortgages and expose the Portfolio to a lower rate of return upon reinvestment. To the extent that such mortgage-backed securities are held by the Portfolio, the prepayment right will tend to limit to some degree any potential increase in net asset value of the Portfolio because the value of the mortgage-backed securities held by the Portfolio may not appreciate as rapidly as the price of noncallable debt securities.

         MORTGAGE PASS-THROUGH SECURITIES. Interests in pools of mortgage-backed securities differ from other forms of debt securities, which normally provide for periodic payment of interest in fixed amounts with principal payments at maturity or specified call dates. Instead, these securities provide a monthly payment which consists of both interest and principal payments. In effect, these payments are a "pass-through" of the monthly payments made by the individual borrowers on their mortgage loans, net of any fees paid to the issuer or guarantor of such securities. Additional payments are caused by repayments of principal resulting from the sale of the underlying property, refinancing or foreclosure, net of fees or costs which may be incurred. Some mortgage-related securities (such as securities issued by GNMA) are described as "modified pass-through." These securities entitle the holder to receive all interest and principal payments owed on the mortgage pool, net of certain fees, at the scheduled payment dates regardless of whether or not the mortgagor actually makes the payment.

         The principal governmental guarantor of mortgage-related securities is GNMA. GNMA is a wholly-owned U.S. Government corporation within the Department of Housing and Urban Development. GNMA is authorized to guarantee, with the full faith and credit of the U.S. Government, the timely payment of principal and interest on securities issued by institutions approved by GNMA (such as savings and loan institutions, commercial banks and mortgage bankers) and backed by pools of FHA-insured or VA-guaranteed mortgages. These guarantees, however, do not apply to the market value or yield of mortgage-backed securities or to the beneficial interests of the Portfolio. Also, the GNMA securities often are purchased at a premium over the maturity value of the underlying mortgages. This premium is not guaranteed and will be lost if prepayment occurs.

         Government-related guarantors (I.E., not backed by the full faith and credit of the U.S. Government) include the Federal National Mortgage Association ("FNMA") and the Federal Home Loan Mortgage Corporation ("FHLMC"). FNMA is a government-sponsored corporation owned entirely by private stockholders. It is subject to general regulation by the Secretary of Housing and Urban Development. FNMA purchases conventional (I.E., not insured or guaranteed by any government agency) mortgages from a list of approved sellers which include state- and federal-chartered savings and loan associations, mutual savings banks, commercial banks, credit unions and mortgage bankers. Pass-through securities issued by FNMA are guaranteed as to timely payment of principal and interest by FNMA but are not backed by the full faith and credit of the U.S. Government.

         FHLMC is a corporate instrumentality of the U.S. Government and was created by Congress in 1970 for the purpose of increasing the availability of mortgage credit for residential housing. Its stock is owned by the 12 Federal Home Loan Banks. FHLMC issues Participation Certificates ("PCs") which represent interests in conventional mortgages from FHLMC's national portfolio. FHLMC guarantees the timely payment of interest and ultimate collection of principal, but PCs are not backed by the full faith and credit of the U.S. Government.

         Commercial banks, savings and loan institutions, private mortgage insurance companies, mortgage bankers and other secondary market issuers also create pass-through pools of conventional mortgage loans ("Private Certificates"). Such issuers may in addition be the originators and/or servicers of the underlying mortgage loans as well as the guarantors of the mortgage-related securities. Pools created by such non-governmental issuers generally offer a higher rate of interest than government and government-related pools because there are no direct or indirect government or agency guarantees of payments. However, timely payment of interest and principal of these pools may be supported by various forms of insurance or guarantees, including individual loan, title, pool and hazard insurance and letters of credit. The insurance and guarantees are issued by governmental entities, private insurers and the mortgage poolers. Such insurance and guarantees and the creditworthiness of the issuers thereof will be considered in determining whether a mortgage-related security meets the Portfolio's investment quality standards. There can be no assurance that the private insurers or guarantors can meet their obligations under the insurance policies or guarantee arrangements. The Portfolio may buy mortgage-related securities without insurance or guarantees if through an examination of the loan experience and practices of the originator/servicers and poolers, the Adviser determines that the securities' quality standards are equivalent to the Portfolio's quality standards applicable to corporate debt obligations. Although the market for such securities is becoming increasingly liquid, securities issued by certain private organizations may not be readily marketable.

         The Portfolio invests in mortgage-backed securities rated Baa or higher by Moody's or BBB or higher S&P or which, if unrated, are determined by the Adviser pursuant to criteria established by the Board of Trustees of the Portfolio to be of comparable quality.

         COLLATERALIZED MORTGAGE OBLIGATIONS ("CMOS"). The Portfolio may invest in CMOs, including, with respect to up to 5% of total assets, "interest only" and "principal only" classes thereof issued by the U.S. Government or its agencies and instrumentalities. In a typical CMO transaction, a corporation issues multiple series (E.G., A, B, C, through Z) of CMO bonds ("Bonds"). Proceeds of the offering of the Bonds are used to purchase mortgages or mortgage pass-through certificates ("Collateral"). The Collateral is pledged to a third party trustee as security for the Bonds. Principal and interest payments from the Collateral are used to pay principal on the Bonds in the order A, B, C through Z. The Series A, B and C Bonds (I.E., all Bonds other than Series Z) all bear current interest. Interest on the Series Z Bond is accrued and added to principal, and a like amount is paid as principal on the Series A, B or C Bond currently being paid off. When the Series A, B and C Bonds (I.E., all Bonds other than Series Z) are paid in full, interest and principal on the Series Z Bond begins to be paid currently.

         FHLMC COLLATERALIZED MORTGAGE OBLIGATIONS ("FHLMC CMOS"). FHLMC CMOs are debt obligations of FHLMC issued in multiple classes having different maturity dates which are secured by the pledge of a pool of conventional mortgage loans purchased by FHLMC. Unlike FHLMC PCs, payments of principal and interest on the CMOs are made semiannually, as opposed to monthly. The amount of principal payable on each semiannual payment date is determined in accordance with FHLMC's mandatory sinking fund schedule, which, in turn, is equal to approximately 100% of FHA prepayment experience applied to the mortgage collateral pool. All sinking fund payments in the CMOs are allocated to the retirement of the individual classes of bonds in the order of their stated maturities. Payment of principal on the mortgage loans in the collateral pool in excess of the amount of FHLMC's minimum sinking fund obligation for any payment date is made to the holders of the CMOs as additional sinking fund payments. Because of the "pass-through" nature of all principal payments received on the collateral pool in excess of FHLMC's minimum sinking fund requirement, the rate at which principal of the CMOs is actually repaid is likely to be such that each class of bonds will be retired in advance of its scheduled maturity date.

         If collection of principal (including prepayments) on the mortgage loans during any semiannual payment period is not sufficient to meet FHLMC's minimum sinking fund obligation on the next sinking fund payment date, FHLMC agrees to make up the deficiency from its general funds.

         Criteria for the mortgage loans in the pool backing the CMOs are identical to those of FHLMC PCs. FHLMC has the right to substitute collateral in the event of delinquencies and/or defaults.

         OTHER MORTGAGE-BACKED SECURITIES. The Adviser expects that governmental, government-related or private entities may create mortgage loan pools and other mortgage-related securities offering mortgage pass-through and mortgage- collateralized investments in addition to those described above. The mortgages underlying these securities may include alternative mortgage instruments, that is, mortgage instruments whose principal or interest payments may vary or whose terms to maturity may differ from customary long-term fixed-rate mortgages. The Portfolio will not purchase mortgage-backed securities or any other assets which, in the opinion of the Adviser, are not readily marketable if, as a result, more than 10% of the value of the Portfolio's net assets will be not readily marketable. The Portfolio may also invest in debentures and other securities of real estate investment trusts. As new types of mortgage-related securities are developed and offered to investors, the Adviser will, consistent with that Portfolio's investment objective, policies and quality standards, consider making investments in such new types of mortgage-related securities.

         OTHER ASSET-BACKED SECURITIES. The Portfolio may invest in asset-backed securities, including conditional sales contracts, equipment lease certificates and equipment trust certificates. The Adviser expects that other asset-backed securities (unrelated to mortgage loans) will be offered to investors in the future. Several types of asset-backed securities already exist, including, for example, "Certificates for Automobile ReceivablesSM" or "CARSSM" ("CARS"). CARSSM represent undivided fractional interests in a trust whose assets consist of a pool of motor vehicle retail installment sales contracts and security interests in the vehicles securing the contracts. Payments of principal and interest on CARS are passed-through monthly to certificate holders, and are guaranteed up to certain amounts and for a certain time period by a letter of credit issued by a financial institution unaffiliated with the trustee or originator of the CARS trust. An investor's return on CARS may be affected by early prepayment of principal on the underlying vehicle sales contracts. If the letter of credit is exhausted, the CARS trust may be prevented from realizing the full amount due on a sales contract because of state law requirements and restrictions relating to foreclosure sales of vehicles and the obtaining of deficiency judgments following such sales or because of depreciation, damage or loss of a vehicle, the application of federal and state bankruptcy and insolvency laws, the failure of servicers to take appropriate steps to perfect the CARS trust's rights in the underlying loans and the servicer's sale of such loans to BONA FIDE purchasers, giving rise to interests in such loans superior to those of the CARS trust, or other factors. As a result, certificate holders may experience delays in payments or losses if the letter of credit is exhausted. Consistent with its investment objective and policies, the Portfolio also may invest in other types of asset-backed securities. In the selection of other asset-backed securities, the Adviser will attempt to assess the liquidity of the security giving consideration to the nature of the security, the frequency of trading in the security, the number of dealers making a market in the security and the overall nature of the marketplace for the security.

         The limitations on the net assets of the Portfolio which may be invested in mortgage-backed securities, including CMOs, real estate mortgage investment conduits and other mortgage-backed securities, do not apply where the obligations involved are issued or guaranteed as to the payment of principal or interest by the U.S. Government, its agencies authorities or instrumentalities.

         The Board of Trustees of the Portfolio will monitor the Adviser's assessment of the liquidity of asset-backed securities and the Adviser will make its assessments pursuant to guidelines approved by the Board of Trustees.

         ILLIQUID SECURITIES. Historically, illiquid securities have included securities subject to contractual or legal restrictions on resale because they have not been registered under the Securities Act of 1933, as amended ("Securities Act"), securities which are otherwise not readily marketable and repurchase agreements having a maturity of longer than seven days. Securities which have not been registered under the Securities Act are referred to as private placements or restricted securities and are purchased directly from the issuer or in the secondary market. Mutual funds do not typically hold a significant amount of these restricted or other illiquid securities because of the potential for delays on resale and uncertainty in valuation. Limitations on resale may have an adverse effect on the marketability of portfolio securities and a mutual fund might be unable to dispose of restricted or other illiquid securities promptly or at reasonable prices and might thereby experience difficulty satisfying redemptions within seven days. A mutual fund might also have to register such restricted securities in order to dispose of them resulting in additional expense and delay. Adverse market conditions could impede such a public offering of securities.

         In recent years, however, a large institutional market has developed for certain securities that are not registered under the Securities Act, including repurchase agreements, commercial paper, foreign securities, municipal securities and corporate bonds and notes. Institutional investors depend on an efficient institutional market in which the unregistered security can be readily resold or on an issuer's ability to honor a demand for repayment. The fact that there are contractual or legal restrictions on resale of such investments to the general public or to certain institutions may not be indicative of their liquidity.

         The Portfolio may invest up to 5% of its total assets in restricted securities issued under Section 4(2) of the Securities Act, which exempts from registration "transactions by an issuer not involving any public offering".
Section 4(2) instruments are restricted in the sense that they can only be resold through the issuing dealer and only to institutional investors; they cannot be resold to the general public without registration. Restricted securities issued under Section 4(2) of the Securities Act will be treated as illiquid and subject to the Portfolio's overall 10% limitation on illiquid securities.

         The Securities and Exchange Commission has recently adopted Rule 144A, which allows a broader institutional trading market for securities otherwise subject to restriction on their resale to the general public. Rule 144A establishes a "safe harbor" from the registration requirements of the Securities Act for resales of certain securities to qualified institutional buyers. The Adviser anticipates that the market for certain restricted securities such as institutional commercial paper will expand further as a result of this new regulation and the development of automated systems for the trading, clearance and settlement of unregistered securities of domestic and foreign issuers, such as the PORTAL System sponsored by the National Association of Securities Dealers, Inc.

         The Board of Trustees of the Portfolio, which has the ultimate responsibility for determinations as to liquidity of portfolio securities, has adopted guidelines and procedures for determining the liquidity of Rule 144A securities and monitoring the Adviser's implementation thereof.

                                FUTURES CONTRACTS

         FUTURES CONTRACTS AND OPTIONS ON FUTURES CONTRACTS. The successful use of such instruments draws upon the Adviser's skill and experience with respect to such instruments and usually depends on the Adviser's ability to forecast interest rate and currency exchange rate movements correctly. Should interest or exchange rates move in an unexpected manner, the Portfolio may not achieve the anticipated benefits of futures contracts or options on futures contracts or may realize losses and thus will be in a worse position than if such strategies had not been used. In addition, the correlation between movements in the price of futures contracts or options on futures contracts and movements in the price of the securities and currencies hedged or used for cover will not be perfect and could produce unanticipated losses.

         The Board of Trustees of the Portfolio has adopted the requirement that futures contracts and options on futures contracts be used either (i) as a hedge without regard to any quantitative limitation, or (ii) for other purposes to the extent that immediately thereafter the aggregate amount of margin deposits on all (non-hedge) futures contracts of the Portfolio and premiums paid on outstanding (non-hedge) options on futures contracts owned by the Portfolio does not exceed 5% of the market value of the total assets of the Portfolio. In addition, the aggregate market value of the outstanding futures contracts purchased by the Portfolio may not exceed 50% of the market value of the total assets of the Portfolio. Neither of these restrictions will be changed by the Portfolio's Board of Trustees without considering the policies and concerns of the various applicable federal and state regulatory agencies.

         FUTURES CONTRACTS. The Portfolio may enter into contracts for the purchase or sale for future delivery of fixed-income securities or foreign currencies, or contracts based on financial indices including any index of U.S. Government securities, foreign government securities or corporate debt securities. U.S. futures contracts have been designed by exchanges which have been designated "contracts markets" by the Commodity Futures Trading Commission ("CFTC"), and must be executed through a futures commission merchant, or brokerage firm, which is a member of the relevant contract market. Futures contracts trade on a number of exchange markets, and, through their clearing corporations, the exchanges guarantee performance of the contracts as between the clearing members of the exchange. The Portfolio may enter into futures contracts which are based on debt securities that are backed by the full faith and credit of the U.S. Government, such as long-term U.S. Treasury Bonds, Treasury Notes, Government National Mortgage Association modified pass-through mortgage-backed securities and three-month U.S. Treasury Bills. The Portfolio may also enter into futures contracts which are based on bonds issued by entities other than the U.S. Government.

         At the same time a futures contract is purchased or sold, the Portfolio must allocate cash or securities as a deposit payment ("initial deposit"). It is expected that the initial deposit would be approximately 1 1/2% to 5% of a contract's face value. Daily thereafter, the futures contract is valued and the payment of "variation margin" may be required, since each day the Portfolio would provide or receive cash that reflects any decline or increase in the contract's value.

         At the time of delivery of securities pursuant to such a contract, adjustments are made to recognize differences in value arising from the delivery of securities with a different interest rate from that specified in the contract. In some (but not many) cases, securities called for by a futures contract may not have been issued when the contract was written.

         Although futures contracts by their terms call for the actual delivery or acquisition of securities, in most cases the contractual obligation is fulfilled before the date of the contract without having to make or take delivery of the securities. The offsetting of a contractual obligation is accomplished by buying (or selling, as the case may be) on a commodities exchange an identical futures contract calling for delivery in the same month. Such a transaction, which is effected through a member of an exchange, cancels the obligation to make or take delivery of the securities. Since all transactions in the futures market are made, offset or fulfilled through a clearinghouse associated with the exchange on which the contracts are traded, the Portfolio will incur brokerage fees when it purchases or sells futures contracts.

         The purpose of the acquisition or sale of a futures contract, in the case of the Portfolio, which holds or intends to acquire fixed-income securities, is to attempt to protect the Portfolio from fluctuations in interest or foreign exchange rates without actually buying or selling fixed-income securities or foreign currencies. For example, if interest rates were expected to increase, the Portfolio might enter into futures contracts for the sale of debt securities. Such a sale would have much the same effect as selling an equivalent value of the debt securities owned by the Portfolio. If interest rates did increase, the value of the debt security in the Portfolio would decline, but the value of the futures contracts to the Portfolio would increase at approximately the same rate, thereby keeping the net asset value of the Portfolio from declining as much as it otherwise would have. The Portfolio could accomplish similar results by selling debt securities and investing in bonds with short maturities when interest rates are expected to increase. However, since the futures market is more liquid than the cash market, the use of futures contracts as an investment technique allows the Portfolio to maintain a defensive position without having to sell its portfolio securities.

         Similarly, when it is expected that interest rates may decline, futures contracts may be purchased to attempt to hedge against anticipated purchases of debt securities at higher prices. Since the fluctuations in the value of futures contracts should be similar to those of debt securities, the Portfolio could take advantage of the anticipated rise in the value of debt securities without actually buying them until the market had stabilized. At that time, the futures contracts could be liquidated and the Portfolio could then buy debt securities on the cash market. To the extent the Portfolio enters into futures contracts for this purpose, the assets in the segregated asset account maintained to cover the Portfolio's obligations with respect to such futures contracts will consist of cash, cash equivalents or high quality liquid debt securities from its portfolio in an amount equal to the difference between the fluctuating market value of such futures contracts and the aggregate value of the initial and variation margin payments made by the Portfolio with respect to such futures contracts.

         The ordinary spreads between prices in the cash and futures market, due to differences in the nature of those markets, are subject to distortions. First, all participants in the futures market are subject to initial deposit and variation margin requirements. Rather than meeting additional variation margin requirements, investors may close futures contracts through offsetting transactions which could distort the normal relationship between the cash and futures markets. Second, the liquidity of the futures market depends on participants entering into offsetting transactions rather than making or taking delivery. To the extent participants decide to make or take delivery, liquidity in the futures market could be reduced, thus producing distortion. Third, from the point of view of speculators, the margin deposit requirements in the futures market are less onerous than margin requirements in the securities market. Therefore, increased participation by speculators in the futures market may cause temporary price distortions. Due to the possibility of distortion, a correct forecast of general interest rate trends by the Adviser may still not result in a successful transaction.

         In addition, futures contracts entail risks. Although the Adviser believes that use of such contracts will benefit the Portfolio, if the Adviser's investment judgment about the general direction of interest rates is incorrect, the Portfolio's overall performance would be poorer than if it had not entered into any such contract. For example, if the Portfolio has hedged against the possibility of an increase in interest rates which would adversely affect the price of debt securities held in its portfolio and interest rates decrease instead, the Portfolio will lose part or all of the benefit of the increased value of its debt securities which it has hedged because it will have offsetting losses in its futures positions. In addition, in such situations, if the Portfolio has insufficient cash, it may have to sell debt securities from its portfolio to meet daily variation margin requirements. Such sales of bonds may be, but will not necessarily be, at increased prices which reflect the rising market. The Portfolio may have to sell securities at a time when it may be disadvantageous to do so.

         OPTIONS ON FUTURES CONTRACTS. The Portfolio intends to purchase and write options on futures contracts for hedging purposes. The purchase of a call option on a futures contract is similar in some respects to the purchase of a call option on an individual security. Depending on the pricing of the option compared to either the price of the futures contract upon which it is based or the price of the underlying debt securities, it may or may not be less risky than ownership of the futures contract or underlying debt securities. As with the purchase of futures contracts, when the Portfolio is not fully invested it may purchase a call option on a futures contract to hedge against a market advance due to declining interest rates.

         The writing of a call option on a futures contract constitutes a partial hedge against declining prices of the security or foreign currency which is deliverable upon exercise of the futures contract. If the futures price at expiration of the option is below the exercise price, the Portfolio will retain the full amount of the option premium which provides a partial hedge against any decline that may have occurred in the Portfolio's portfolio holdings. The writing of a put option on a futures contract constitutes a partial hedge against increasing prices of the security or foreign currency which is deliverable upon exercise of the futures contract. If the futures price at expiration of the option is higher than the exercise price, the Portfolio will retain the full amount of the option premium which provides a partial hedge against any increase in the price of securities which the Portfolio intends to purchase. If a put or call option the Portfolio has written is exercised, the Portfolio will incur a loss which will be reduced by the amount of the premium it receives. Depending on the degree of correlation between changes in the value of its portfolio securities and changes in the value of its futures positions, the Portfolio's losses from existing options on futures may to some extent be reduced or increased by changes in the value of portfolio securities.

         The purchase of a put option on a futures contract is similar in some respects to the purchase of protective put options on portfolio securities. For example, the Portfolio may purchase a put option on a futures contract to hedge the Portfolio's portfolio against the risk of rising interest rates.

         The amount of risk the Portfolio assumes when it purchases an option on a futures contract is the premium paid for the option plus related transaction costs. In addition to the correlation risks discussed above, the purchase of an option also entails the risk that changes in the value of the underlying futures contract will not be fully reflected in the value of the option purchased.

         For additional information on the use, risks and costs of futures contracts and options on futures contracts, see below.

                          OPTIONS ON FOREIGN CURRENCIES

         The Portfolio may purchase and write options on foreign currencies for hedging purposes in a manner similar to that in which futures contracts on foreign currencies, or forward contracts, will be utilized. For example, a decline in the dollar value of a foreign currency in which portfolio securities are denominated will reduce the dollar value of such securities, even if their value in the foreign currency remains constant. In order to protect against such diminutions in the value of portfolio securities, the Portfolio may purchase put options on the foreign currency. If the value of the currency does decline, the Portfolio will have the right to sell such currency for a fixed amount in dollars and will thereby offset, in whole or in part, the adverse effect on its portfolio which otherwise would have resulted.

         Conversely, where a rise in the dollar value of a currency in which securities to be acquired are denominated is projected, thereby increasing the cost of such securities, the Portfolio may purchase call options thereon. The purchase of such options could offset, at least partially, the effects of the adverse movements in exchange rates. As in the case of other types of options, however, the benefit to the Portfolio deriving from purchases of foreign currency options will be reduced by the amount of the premium and related transaction costs. In addition, where currency exchange rates do not move in the direction or to the extent anticipated, the Portfolio could sustain losses on transactions in foreign currency options which would require it to forego a portion or all of the benefits of advantageous changes in such rates.

         The Portfolio may write options on foreign currencies for the same types of hedging purposes. For example, where the Portfolio anticipates a decline in the dollar value of foreign currency denominated securities due to adverse fluctuations in exchange rates it could, instead of purchasing a put option, write a call option on the relevant currency. If the expected decline occurs, the options will most likely not be exercised, and the diminution in value of portfolio securities will be offset by the amount of the premium received.

         Similarly, instead of purchasing a call option to hedge against an anticipated increase in the dollar cost of securities to be acquired, the Portfolio could write a put option on the relevant currency which, if rates move in the manner projected, will expire unexercised and allow the Portfolio to hedge such increased cost up to the amount of the premium. As in the case of other types of options, however, the writing of a foreign currency option will constitute only a partial hedge up to the amount of the premium, and only if rates move in the expected direction. If this does not occur, the option may be exercised and the Portfolio would be required to purchase or sell the underlying currency at a loss which may not be offset by the amount of the premium. Through the writing of options on foreign currencies, the Portfolio also may be required to forego all or a portion of the benefits which might otherwise have been obtained from favorable movements in exchange rates.

         The Portfolio intends to write covered call options on foreign currencies. A call option written on a foreign currency by the Portfolio is "covered" if the Portfolio owns the underlying foreign currency covered by the call or has an absolute and immediate right to acquire that foreign currency without additional cash consideration (or for additional cash consideration held in a segregated account by its custodian) upon conversion or exchange of other foreign currency held in its portfolio. A call option is also covered if the Portfolio has a call on the same foreign currency and in the same principal amount as the call written where the exercise price of the call held (a) is equal to or less than the exercise price of the call written or (b) is greater than the exercise price of the call written if the difference is maintained by the Portfolio in cash, U.S. Government securities and other high quality liquid debt securities in a segregated account with its custodian.

         The Portfolio also intends to write call options on foreign currencies that are not covered for cross-hedging purposes. A call option on a foreign currency is for cross-hedging purposes if it is not covered, but is designed to provide a hedge against a decline in the U.S. dollar value of a security which the Portfolio owns or has the right to acquire and which is denominated in the currency underlying the option due to an adverse change in the exchange rate. In such circumstances, the Portfolio collateralizes the option by maintaining in a segregated account with its custodian, cash or U.S. Government securities or other high quality liquid debt securities in an amount not less than the value of the underlying foreign currency in U.S. dollars marked to market daily.

         ADDITIONAL RISKS OF OPTIONS ON FUTURES CONTRACTS, FORWARD CONTRACTS AND OPTIONS ON FOREIGN CURRENCIES. Unlike transactions entered into by the Portfolio in futures contracts, options on foreign currencies and forward contracts are not traded on contract markets regulated by the CFTC or (with the exception of certain foreign currency options) by the Securities and Exchange Commission (the

"SEC"). To the contrary, such instruments are traded through financial institutions acting as market-makers, although foreign currency options are also traded on certain national securities exchanges, such as the Philadelphia Stock Exchange and the Chicago Board Options Exchange, subject to SEC regulation. Similarly, options on currencies may be traded over-the-counter. In an over-the-counter trading environment, many of the protections afforded to exchange participants will not be available. For example, there are no daily price fluctuation limits, and adverse market movements could therefore continue to an unlimited extent over a period of time. Although the purchaser of an option cannot lose more than the amount of the premium plus related transaction costs, this entire amount could be lost. Moreover, the option writer and a trader of forward contracts could lose amounts substantially in excess of their initial investments, due to the margin and collateral requirements associated with such positions.

         Options on foreign currencies traded on national securities exchanges are within the jurisdiction of the SEC, as are other securities traded on such exchanges. As a result, many of the protections provided to traders on organized exchanges will be available with respect to such transactions. In particular, all foreign currency option positions entered into on a national securities exchange are cleared and guaranteed by the Options Clearing Corporation ("OCC"), thereby reducing the risk of counterparty default. Further, a liquid secondary market in options traded on a national securities exchange may be more readily available than in the over-the-counter market, potentially permitting the Portfolio to liquidate open positions at a profit prior to exercise or expiration, or to limit losses in the event of adverse market movements.

         The purchase and sale of exchange-traded foreign currency options, however, is subject to the risks of the availability of a liquid secondary market described above, as well as the risks regarding adverse market movements, margining of options written, the nature of the foreign currency market, possible intervention by governmental authorities and the effects of other political and economic events. In addition, exchange-traded options on foreign currencies involve certain risks not presented by the over-the-counter market. For example, exercise and settlement of such options must be made exclusively through the OCC, which has established banking relationships in applicable foreign countries for this purpose. As a result, the OCC may, if it determines that foreign governmental restrictions or taxes would prevent the orderly settlement of foreign currency option exercises, or would result in undue burdens on the OCC or its clearing member, impose special procedures on exercise and settlement, such as technical changes in the mechanics of delivery of currency, the fixing of dollar settlement prices or prohibitions on exercise.

         In addition, futures contracts, options on futures contracts, forward contracts and options on foreign currencies may be traded on foreign exchanges. Such transactions are subject to the risk of governmental actions affecting trading in or the prices of foreign currencies or securities. The value of such positions also could be adversely affected by (i) other complex foreign political and economic factors, (ii) lesser availability than in the United States of data on which to make trading decisions, (iii) delays in the Portfolio's ability to act upon economic events occurring in foreign markets during nonbusiness hours in the United States, (iv) the imposition of different exercise and settlement terms and procedures and margin requirements than in the United States, and (v) lesser trading volume.

                   FORWARD FOREIGN CURRENCY EXCHANGE CONTRACTS

         The Portfolio may purchase or sell forward foreign currency exchange contracts. While these contracts are not presently regulated by the Commodity Futures Trading Commission ("CFTC"), the CFTC may in the future assert authority to regulate forward contracts. In such event the Portfolio's ability to utilize forward contracts in the manner set forth in this registration statement may be restricted. Forward contracts may reduce the potential gain from a positive change in the relationship between the U.S. Dollar and foreign currencies.
Unanticipated changes in currency prices may result in poorer overall performance for the Portfolio than if it had not entered into such contracts. The use of foreign currency forward contracts will not eliminate fluctuations in the underlying U.S. dollar equivalent value of the prices of or rates of return on the Portfolio's foreign currency denominated portfolio securities and the use of such techniques will subject the Portfolio to certain risks.

         The matching of the increase in value of a forward contract and the decline in the U.S. dollar equivalent value of the foreign currency denominated asset that is the subject of the hedge generally will not be precise. In addition, the Portfolio may not always be able to enter into foreign currency forward contracts at attractive prices and this will limit the Portfolio's ability to use such contract to hedge or cross-hedge its assets. Also, with regard to the Portfolio's use of cross-hedges, there can be no assurance that historical correlations between the movement of certain foreign currencies relative to the U.S. dollar will continue. Thus, at any time poor correlation may exist between movements in the exchange rates of the foreign currencies underlying the Portfolio's cross-hedges and the movements in the exchange rates of the foreign currencies in which the Portfolio's assets that are the subject of such cross-hedges are denominated.

         INTEREST RATE AND CURRENCY SWAPS. The Portfolio will only enter into interest rate and currency swaps on a net basis, I.E., the two payment streams are netted out with the Portfolio receiving or paying, as the case may be, only the net amount of the two payments. Inasmuch as these transactions are entered into for good faith hedging purposes, the Portfolio and the Adviser believe that such obligations do not constitute senior securities (as defined in the Investment Company Act of 1940 (the "1940 Act")) and, accordingly, will not treat them as being subject to the Portfolio's borrowing restrictions. The net amount of the excess, if any, of the Portfolio's obligations over its entitlements with respect to each interest rate or currency swap will be accrued on a daily basis and an amount of cash or liquid high grade debt securities having an aggregate net asset value at least equal to the accrued excess will be maintained in a segregated account by the Portfolio's custodian. The Portfolio will not enter into any interest rate or currency swap unless the credit quality of the unsecured senior debt or the claims-paying ability of the other party thereto is considered to be investment grade by the Adviser. If there is a default by the other party to such a transaction, the Portfolio will have contractual remedies pursuant to the agreements related to the transaction. The swap market has grown substantially in recent years with a large number of banks and investment banking firms acting both as principals and as agents utilizing standardized swap documentation. As a result, the swap market has become relatively liquid in comparison with the markets for other similar instruments which are traded in the interbank market.

                             INVESTMENT RESTRICTIONS

         The following restrictions, which are a matter of "fundamental policy," may not be changed with respect to the Portfolio without the approval of a "majority of the outstanding voting securities" of the Portfolio, which, under the 1940 Act and the rules thereunder and as used in this registration statement, means, with respect to the Portfolio, the lesser of (i) 67% or more of the total beneficial interests of the Portfolio present at a meeting, if the holders of more than 50% of the total beneficial interests of the Portfolio are present or represented by proxy, or (ii) more than 50% of the total beneficial interests of the Portfolio.

         As a matter of fundamental policy, the Portfolio may not:

         (1) Invest 25% or more of its total assets in any one industry other than the banking industry. This restriction does not apply to U.S. Government securities. In addition, and while subject to changing interpretations, so long as a single foreign government or supranational organization is considered to be an "industry" for the purposes of this 25% limitation, the Portfolio will comply therewith. The staff of the SEC considers all supranational organizations (as a group) to be a single industry for concentration purposes.

         (2) Make short sales of securities or maintain a short position, including short sales "against the box."

         (3) Issue senior securities, borrow money or pledge its assets. For purposes of this restriction, the purchase or sale of securities on a when-issued or delayed delivery basis, the purchase of securities subject to repurchase agreements, collateral arrangements with respect to the purchase or sale of options and futures contracts or options thereon, are not deemed to be a pledge of assets or the issuance of a senior security; and neither such arrangements nor the purchase or sale of options, futures contracts or related options are deemed to be the issuance of a senior security.

         (4) Buy or sell commodities, commodity contracts, real estate or interests in real estate (including mineral leases or rights), except that the Portfolio may purchase and sell futures contracts, options on futures contracts and securities secured by real estate or interests therein or issued by companies that invest therein. Transactions in foreign currencies and forward contracts and options on foreign currencies are not considered to be transactions in commodities or commodity contracts.

         (5) Make loans except through repurchase agreements or loan participations and through lending portfolio securities. Loan participations will not exceed 5% of the Portfolio's total assets when entered into. The value of the securities loaned by the Portfolio will not exceed 30% of the value of the Portfolio's total assets at the time any loan is made.

         (6)  Make  investments  for  the  purpose  of  exercising   control  or
management over the issuers of any security.

         (7) Act as an underwriter except to the extent that, in connection with the disposition of portfolio securities, the Portfolio may be deemed to be an underwriter under certain federal securities laws.

         Whenever any investment policy or restriction states a minimum or maximum percentage of the Portfolio's assets which may be invested in any security or other asset, it is intended that such minimum or maximum percentage limitation be determined immediately after and as a result of the Portfolio's acquisition of such security or other asset. Accordingly, any later increase or decrease in percentage beyond the specified limitations resulting from a change in values or net assets will not be considered a violation.

         In order to comply with certain state "blue sky" restrictions, the Portfolio will not as a matter of operating policy:

         (a) Invest in oil, gas or mineral leases or programs.

         (b) Purchase any interests in real estate including real estate limited partnerships which are not readily marketable.

         (c) Invest in securities of any issuer if, to the knowledge of the Portfolio, any officer, trustee or director of the Portfolio, SwissKey Funds or the Adviser owns more than 1/2 of 1% of the outstanding securities of such issuer, and such persons who own more than 1/2 of 1% own in the aggregate more than 5% of the outstanding securities of such issuer.

         (d) Purchase warrants if as a result the Portfolio would then have more than 5% of its net assets (determined at the time of investment) invested in warrants. Warrants will be valued at the lower of cost or market and investment in warrants which are not listed on the New York Stock Exchange or American Stock Exchange will be limited to 2% of the Portfolio's net assets determined at the time of investment. For the purpose of this limitation, warrants acquired in units or attached to securities are deemed to be without value.

         (e) Purchase more than 10% of the voting securities or more than 10% of any class of securities of any issuer. For purposes of this restriction, all outstanding debt securities of an issuer are considered as one class, and all preferred stocks of an issuer are considered as one class.

         (f) Invest more than 5% of its total assets in securities of companies having a record, together with predecessors, of less than three years of continuous operation. This limitation shall not apply to U.S. Government securities.

         (g) Purchase securities of other investment companies, except in connection with a merger, reorganization or acquisition of assets.

         (h) With respect to 50% of the Portfolio's assets, the Portfolio will not invest more than 5% of its assets in the securities of any one issuer and with respect to the remaining 50% of the Portfolio's total assets the Portfolio will not invest more than 25% of its total assets in the securities of any one issuer. This limitation will not apply to U.S. Government securities.

         (i) Purchase put or call options on securities if after such purchase more than 5% of the Portfolio's net assets, as measured by the aggregate of the premiums paid for such options, would be invested in such options.

ITEM 14.  MANAGEMENT OF THE PORTFOLIO.

         The Trustees and officers of the Portfolio and their principal occupations during the past five years are set forth below. Their titles may have varied during that period. Asterisks indicate those Trustees who are "interested persons" (as defined in the 1940 Act) of the Portfolio. Unless otherwise indicated, the address of each Trustee and officer is 6 St. James Avenue, Boston, Massachusetts.

                              TRUSTEES AND OFFICERS

PETER H. HUGENTOBLER--Trustee; Vice President and Director, Swiss Benevolent Society of New York, a not-for-profit organization (since 1984), and Chairman of its Pellegrini Scholarship Fund Committee; retired (since 1988) Vice President, Swiss Bank Corporation. Mr. Hugentobler's address is 954 Nugent Avenue, Staten Island, New York 10306.

WILLIAM HUWYLER*--Trustee; Honorary Director and former President and Director, The Swiss Center, Inc.; retired (since 1987) Senior Vice President, Swiss Bank Corporation. Mr. Huwyler's address is 110 Lowell Road, Glen Rock, New Jersey 07452.

ANTHONY M. LASZLO--Trustee; Retired; Consultant to Swiss Bank Corporation Investment Banking, Inc. (1989 to 1991); Vice President and Inspector, Swiss Bank Corporation (retired 1988). Mr. Laszlo's address is 9701 Admiral Emerson Avenue, N.E., Albuquerque, New Mexico 87111.

PHILIP W. COOLIDGE--President; Chairman and Chief Executive Officer, Signature Financial Group, Inc. (since prior to 1990); Chairman and Chief Executive Officer, SwissKey Fund Services, Inc. (since prior to 1990).

JOHN R. ELDER--Treasurer; Vice President, Signature Financial Group, Inc. (since April 1995); Treasurer, Phoenix Family of Mutual Funds (Phoenix Home Life Mutual Insurance Company) (from 1983 to March 1995).

SUSAN JAKUBOSKI--Vice President, Assistant Secretary and Assistant Treasurer; Manager and Senior Fund Administrator, SwissKey Fund Services (since August
1994);  Fund  Compliance  Administrator,  Concord  Financial  Group,  Inc. (from
November 1990 to August 1994); Senior Fund Accountant, Neuberger & Berman Management Incorporated (from since prior to November 1990). Ms. Jakuboski's address is P.O. Box 2494, Elizabethan Square, George Town, Grand Cayman, Cayman Islands, B.W.I.

THOMAS M. LENZ--Secretary; Senior Vice President and Associate General Counsel, Signature Financial Group, Inc. (since prior to 1990); Assistant Secretary, SwissKey Fund Services, Inc. (since May 1991).

MOLLY S. MUGLER--Assistant Secretary; Legal Counsel and Assistant Secretary, Signature Financial Group, Inc. (since prior to 1990); Assistant Secretary, SwissKey Fund Services, Inc. (since prior to 1990).

LINDA T. GIBSON -- Assistant  Secretary;  Legal Counsel,  Signature  (since June
1991); Assistant Secretary, SBDS (since October 1992); law student, Boston University School of Law (from September 1989 to May 1992).

ANDRES E. SALDANA -- Assistant Secretary; Legal Counsel, Signature (since November 1992); Attorney, Ropes & Gray (law firm) (September 1990 to November
1992); law student, Yale Law School (since prior to 1990).

DAVID G. DANIELSON -- Assistant Treasurer; Assistant Manager, Signature Financial Group, Inc. (since May 1991); Graduate Student, Northeastern University (from April 1990 to March 1991); Tax Accountant and Systems Analyst, Putnam Companies (since prior to March 1990).

BARBARA  M.  O'DETTE--Assistant   Treasurer;   Assistant  Treasurer,   Signature
Financial Group, Inc. (since prior to 1990); Assistant Treasurer, SwissKey Fund Services, Inc. (since prior to 1990).

         The officers of the Portfolio also hold similar positions with other investment companies for which SFS or an affiliate serves as administrator or distributor.

         For the fiscal year ended October 31, 1995, the Portfolio accrued $14,223 in Trustee fees and expenses.

         The Declaration of Trust provides that the Portfolio will indemnify its Trustees and officers as described below under Item 18.

ITEM 15.  CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES.

         As of March 19, 1996, Signature Financial Group, Inc. owned less than 0.01% and SBC Short-Term World Income Fund Ltd. owned 99.99% of the value of the outstanding interests in the Portfolio. Because SBC Short-Term World Income Fund Ltd. controls the Portfolio, SBC Short-Term World Income Fund Ltd. may take actions without the approval of any other investor.

ITEM 16.  INVESTMENT ADVISORY AND OTHER SERVICES.

                                     ADVISER

         Brinson Partners manages the assets of the Portfolio pursuant to an investment advisory agreement dated as of July 28, 1995 (the "Advisory
Agreement") and the investment policies described herein. Subject to such further policies as the Portfolio's Board of Trustees may determine, the Adviser makes investment decisions for the Portfolio. The Adviser furnishes at its own expense all services, facilities and personnel necessary in connection with managing the Portfolio's investments and effecting securities transactions for the Portfolio.

         The Adviser manages the investments of the Portfolio from day to day in accordance with the Portfolio's investment objective and policies. The selection of investments for the Portfolio and the way they are managed depend on the conditions and trends in the economy and the financial marketplaces.

         The Advisory Agreement provides that the Adviser may render services to others. The Advisory Agreement is terminable without penalty on not more than 60 days' nor less than 30 days' written notice by the Portfolio when authorized either by majority vote of the investors in the Portfolio (with the vote of each being in proportion to the amount of their investment) or by a vote of a majority of its Board of Trustees, or by the Adviser on not more than 60 days' nor less than 30 days' written notice, and will automatically terminate in the event of its assignment. The Advisory Agreement provides that neither the Adviser nor its personnel shall be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution of security transactions for the Portfolio, except for willful misfeasance, bad faith, gross negligence or reckless disregard of its or their obligations and duties under the Advisory Agreement.

         For its services under the Advisory Agreement, the Adviser receives from the Portfolio a fee accrued daily and paid monthly at an annual rate equal to 0.25% of the Portfolio's average daily net assets. The Advisory Agreement requires the Adviser to reimburse the Portfolio up to, but not exceeding, the management fee for the annual expenses of the Portfolio which exceed the lowest expense limitation prescribed by any state in which the Portfolio is qualified for offer or sale. Management of the Portfolio has been advised that the lowest state limitation is currently 2 1/2% of net assets up to $30,000,000, 2% of the next $70,000,000 of net assets and 1 1/2% of net assets in excess of that amount. Prior to July 28, 1995, SBC Portfolio Management International, Inc. (the "Former Adviser") served as investment adviser to the Portfolio. For the fiscal year ended October 31, 1993, the Portfolio accrued advisory fees aggregating $286,858 from the Former Adviser. For the fiscal year ended October 31, 1994, the Portfolio accrued advisory fees aggregating $456,115 from the Former Adviser. For the fiscal year ended October 31, 1995, the Portfolio accrued advisory fees aggregating $156,090 from the Former Adviser and $34,391 from Brinson Partners.

         The Glass-Steagall Act prohibits certain financial institutions from engaging in the business of underwriting securities of open-end investment companies, such as the Portfolio. Based on advice of its counsel, it is Swiss Bank Corporation's position that the investment advisory services performed by the Adviser under the Advisory Agreement with the Portfolio do not constitute underwriting activities and are consistent with the requirements of the Glass-Steagall Act. In addition, counsel has advised that the combination of individually permissible activities in different entities is consistent with the Glass-Steagall Act and other relevant legal and regulatory precedent. There is presently no controlling precedent regarding the performance of the combination of investment advisory and administrative activities by banks and their affiliates. Future changes in either federal statutes or regulations relating to the permissible activities of banks, as well as future judicial or administrative decisions and interpretations of present and future statutes and regulations, could prevent Swiss Bank Corporation or its affiliates from continuing to perform such activities for the Portfolio. If Swiss Bank Corporation or its affiliates were to be prevented from rendering investment advisory services or acting as subadministrator, the Portfolio, would seek alternative means for providing such services, and the Portfolio does not expect that its investors would suffer any adverse financial consequences as a result of any such occurrence.

         Swiss Bank Corporation and its affiliates may have deposit, loan and other commercial banking relationships with the issuers of securities purchased on behalf of the Portfolio, including outstanding loans to such issuers which may be repaid in whole or in part with the proceeds of securities so purchased. The Adviser has informed the Portfolio that, in making its investment decisions, it does not obtain or use material inside information in the possession of any division or department of Swiss Bank Corporation or in the possession of any affiliate of Swiss Bank Corporation.

                                  ADMINISTRATOR

         The Administrative Services Agreement between SFS and the Portfolio is described under "Administrator" in Part A. The fee arrangement described therein shall be subject to the provisions of the 1940 Act and to the rules, regulations, applicable orders and formal written positions of the Securities and Exchange Commission. For the fiscal year ended October 31, 1993, the Portfolio accrued administrative fees aggregating $57,372. For the fiscal year ended October 31, 1994, the Portfolio accrued administrative fees aggregating $91,223. For the fiscal year ended October 31, 1995, the Portfolio accrued administrative fees aggregating $38,096.

         The Administrative Services Agreement provides that SFS may render services to others, terminates automatically if it is assigned and may be terminated without penalty, in the case of the Portfolio, by majority vote of the investors in the Portfolio (with the vote of each being in proportion to the amount of its investment) or by either party on not more than 60 days' nor less than 30 days' written notice. The Administrative Services Agreement also provides that neither SFS nor its personnel shall be liable for any error of judgment or mistake of law or for any act or omission in connection with the Portfolio, except for willful misfeasance, bad faith or gross negligence in the performance of its or their duties or by reason of reckless disregard of its or their duties or obligations under the Administrative Services Agreement.

         Swiss Bank Corporation may perform such sub-administrative duties for the Portfolio as Swiss Bank Corporation and SFS may agree upon (including, to the extent from time to time so agreed, providing equipment and clerical personnel necessary for maintaining the organization of the Portfolio, participation in the preparation of documents required for compliance by the Portfolio with applicable laws and regulations, preparation of certain documents in connection with meetings of Trustees of and investors in the Portfolio, and other functions which would otherwise be performed by the Administrator as set forth above). Swiss Bank Corporation receives such compensation as SFS and Swiss Bank Corporation may agree upon, such compensation to be paid by SFS.

                          TRANSFER AGENT AND CUSTODIAN

         The Portfolio has entered into a Transfer Agency Agreement with Fund/Plan Services, Inc., which acts as transfer agent for the Portfolio (the "Transfer Agent"). The Transfer Agent maintains an account for each investor in the Portfolio and performs other transfer agency functions. Pursuant to a Custodian Agreement, dated as of October 1, 1991, Brown Brothers Harriman & Co. acts as the custodian of the Portfolio's assets (the "Custodian"). The Custodian's responsibilities include safeguarding and controlling the Portfolio's cash and securities, handling the receipt and delivery of securities, determining income and collecting interest on the Portfolio's investments, maintaining books of original entry for Portfolio accounting and other required books and accounts, and calculating the daily net asset value of beneficial interests in the Portfolio. Securities held by the Portfolio may be deposited into the Federal Reserve-Treasury Department Book Entry System or the Depository Trust Company and may be held by a sub-custodian bank if such arrangements are reviewed and approved by the Trustees of the Portfolio. The Trustees of the Portfolio have reviewed and approved the custodial arrangements for securities of the Portfolio held outside the United States. Such securities will be held in accordance with the requirements of Rule 17f-5 under the 1940 Act. The Custodian does not determine the investment policies of the Portfolio or decide which securities the Portfolio will buy or sell. The Portfolio may, however, invest in securities of the Custodian and may deal with the Custodian as principal in securities and foreign exchange transactions. For its services, the Custodian will receive such compensation as may from time to time be agreed upon by it and the Portfolio.

                              INDEPENDENT AUDITORS

         Ernst & Young serves as the Portfolio's independent auditors, providing audit and accounting services including (i) examination of the annual financial statements, (ii) assistance and consultation with respect to the preparation of filings with the Securities and Exchange Commission and (iii) preparation of annual income tax returns.

ITEM 17.  BROKERAGE ALLOCATION AND OTHER PRACTICES.

         The Adviser is responsible for decisions to buy and sell securities, futures contracts and options on such securities and futures for the Portfolio, the selection of brokers, dealers and futures commission merchants to effect transactions and the negotiation of brokerage commissions, if any. Broker-dealers may receive brokerage commissions on portfolio transactions, including options, futures and options on futures transactions and the purchase and sale of underlying securities upon the exercise of options. Orders may be directed to any broker-dealer or futures commission merchant, including to the extent and in the manner permitted by applicable law, Swiss Bank Corporation or its subsidiaries or affiliates. Purchases and sales of portfolio securities on behalf of the Portfolio are generally placed by the Adviser with the issuer or a market-maker for these securities on a net basis, without any brokerage commission being paid by the Portfolio. Trading does, however, involve transaction costs. Transactions with dealers serving as secondary market-makers reflect the spread between the bid and asked prices. Transaction costs may also include fees paid to third parties for information as to potential purchasers or sellers of securities. Purchases of underwritten issues may be made which will include an underwriting fee paid to the underwriter.

         The Adviser seeks to evaluate the overall reasonableness of the brokerage commissions paid (to the extent applicable) in placing orders for the purchase and sale of securities for the Portfolio taking into account such factors as price, commission (negotiable in the case of national securities exchange transactions), if any, size of order, difficulty of execution and skill required of the executing broker-dealer. The Adviser makes this evaluation based on its familiarity with commissions charged on comparable transactions, and, with respect to any transactions made through any broker-dealer which is an affiliate of the Portfolio, by comparing commissions paid by the Portfolio to reported commissions paid by others. The Adviser reviews commission rates, execution and settlement services performed, making internal and external comparisons.

         The Adviser is authorized, consistent with Section 28(e) of the Securities Exchange Act of 1934, when placing portfolio transactions for the Portfolio with a broker to pay a brokerage commission (to the extent applicable) in excess of that which another broker might have charged for effecting the same transaction on account of the receipt of research, market or statistical information. The term "research, market or statistical information" includes advice as to the value of securities, the advisability of investing in, purchasing or selling securities; the availability of securities or purchasers or sellers of securities; and furnishing analyses and reports concerning issuers, industries, securities, economic factors and trends, securities valuations and current market information, portfolio strategy and the performance of accounts.

         Consistent with the policy stated above, the Rules of Fair Practice of the National Association of Securities Dealers, Inc. and such other policies as the Trustees of the Portfolio may determine, the Adviser may consider sales of shares of investment companies that invest in the Portfolio and of other investment company clients of the Adviser as a factor in the selection of broker-dealers to execute portfolio transactions.

         Except for implementing the policies stated above, there is no intention to place portfolio transactions with particular brokers or dealers or groups thereof. In effecting transactions in over-the-counter securities, orders are placed with the principal market-makers for the security being traded unless, after exercising care, it appears that more favorable results are available otherwise.

         Although certain research, market and statistical information from brokers and dealers can be useful to the Portfolio and to the Adviser, it is the opinion of the management of the Portfolio that such information is only supplementary to the Adviser's own research effort, since the information must still be analyzed, weighed and reviewed by the Adviser's staff. Such information may be useful to the Adviser in providing services to clients other than the Portfolio, and not all such information is used by the Adviser in connection with the Portfolio. Conversely, such information provided to the Adviser by brokers and dealers through whom other clients of the Adviser effect securities transactions may be useful to the Adviser in providing services to the Portfolio.

         In certain instances there may be securities which are suitable for the Portfolio as well as for one or more of the Adviser's other clients. Investment decisions for the Portfolio and for the Adviser's other clients are made with a view to achieving their respective investment objectives. It may develop that a particular security is bought or sold for only one client even though it might be held by, or bought or sold for, other clients. Likewise, a particular security may be bought for one or more clients when one or more clients are selling that same security. Some simultaneous transactions are inevitable when several clients receive investment advice from the same investment adviser, particularly when the same security is suitable for the investment objectives of more than one client. When two or more clients are simultaneously engaged in the purchase or sale of the same security, the securities are allocated among clients in a manner believed to be equitable to each. It is recognized that in some cases this system could have a detrimental effect on the price or volume of the security as far as the Portfolio is concerned. However, it is believed that the ability of the Portfolio to participate in volume transactions will produce better executions for the Portfolio.

         The Trustees of the Portfolio review from time to time whether the recapture for the benefit of each Portfolio of some portion of the brokerage commissions or similar fees paid on behalf of such Portfolio on portfolio transactions is legally permissible and advisable. At present, no recapture arrangements are in effect. The portfolio turnover rate for the fiscal year ended October 31, 1994 was 192%. The portfolio turnover rate for the fiscal year ended October 31, 1995 was 264%. The higher turnover rate for the second fiscal year noted above is a result of trading activities responsive to conditions in the fixed income securities markets.

ITEM 18.  CAPITAL STOCK AND OTHER SECURITIES.

         Under the Declaration of Trust, the Trustees are authorized to issue beneficial interests in the Portfolio. Investors are entitled to participate PRO RATA in distributions of taxable income, loss, gain and credit of the Portfolio. Upon liquidation or dissolution of the Portfolio, investors are entitled to share PRO RATA in the Portfolio's net assets available for distribution to its investors. Investments in the Portfolio have no preference, preemptive, conversion or similar rights and are fully paid and nonassessable, except as set forth below. Investments in the Portfolio may not be transferred. Certificates representing an investor's beneficial interest in the Portfolio are issued only upon the written request of an investor.

         Each investor is entitled to a vote in proportion to the amount of its investment in the Portfolio. Investors in the Portfolio do not have cumulative voting rights, and investors holding more than 50% of the aggregate beneficial interest in the Portfolio may elect all of the Trustees of the Portfolio if they choose to do so and in such event the other investors in the Portfolio would not be able to elect any Trustee. The Portfolio is not required to hold annual meetings of investors but the Portfolio will hold special meetings of investors when in the judgment of the Portfolio's Trustees it is necessary or desirable to submit matters for an investor vote. No material amendment may be made to the Portfolio's Declaration of Trust without the affirmative majority vote of investors (with the vote of each being in proportion to the amount of their investment).

         The Portfolio may enter into a merger or consolidation, or sell all or substantially all of its assets, if approved by the vote of two-thirds of its investors (with the vote of each being in proportion to the amount of their investment), except that if the Trustees of the Portfolio recommend such sale of assets, the approval by vote of a majority of the investors (with the vote of each being in proportion to the amount of their investment) will be sufficient. The Portfolio may also be terminated (i) upon liquidation and distribution of its assets, if approved by the vote of two-thirds of its investors (with the vote of each being in proportion to the amount of their investment), or (ii) by the Trustees of the Portfolio by written notice to its investors.

         The Portfolio is organized as a trust under the laws of the State of New York. Investors in the Portfolio will be held personally liable for its obligations and liabilities, subject, however, to indemnification by the Portfolio in the event that there is imposed upon an investor a greater portion of the liabilities and obligations of the Portfolio than its proportionate beneficial interest in the Portfolio. The Declaration of Trust also provides that the Portfolio shall maintain appropriate insurance (for example, fidelity bonding and errors and omissions insurance) for the protection of the Portfolio, its investors, Trustees, officers, employees and agents covering possible tort and other liabilities. Thus, the risk of an investor incurring financial loss on account of investor liability is limited to circumstances in which both inadequate insurance existed and the Portfolio itself was unable to meet its obligations.

         The Declaration of Trust further provides that obligations of the Portfolio are not binding upon the Trustees individually but only upon the property of the Portfolio and that the Trustees will not be liable for any action or failure to act, but nothing in the Declaration of Trust protects a Trustee against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. The Declaration of Trust provides that the trustees and officers will be indemnified by the Portfolio against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with the Portfolio, unless, as to liability to the Portfolio or its investors, it is finally adjudicated that they engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in their offices, or unless with respect to any other matter it is finally adjudicated that they did not act in good faith in the reasonable belief that their actions were in the best interests of the Portfolio. In the case of settlement, such indemnification will not be provided unless it has been determined by a court or other body approving the settlement or other disposition, or by a reasonable determination, based upon a review of readily available facts, by vote of a majority of disinterested Trustees or in a written opinion of independent counsel, that such officers or Trustees have not engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of their duties.

ITEM 19.  PURCHASE, REDEMPTION AND PRICING OF SECURITIES.

         Beneficial interests in the Portfolio are issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"). Investments in the Portfolio may only be made by investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities which are "accredited investors" as defined in Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.

         The Portfolio determines its net asset value as of 4:00 p.m., New York time, each day that the New York Stock Exchange is open for business by dividing the value of the Portfolio's net assets by the value of the investment of the investors in the Portfolio at the time the determination is made. Additions or reductions will be effected at the time of determination of net asset value next following the receipt of an order.

         Debt securities (other than short-term obligations maturing in 60 days or less), including listed securities and securities for which price quotations are available, will normally be valued on the basis of market valuations furnished by a pricing service. Short-term obligations and money market securities maturing in 60 days or less are valued at amortized cost, which approximates market. Other assets are valued at fair value using methods determined in good faith by the Portfolio's Board of Trustees.

         The Portfolio reserves the right, if conditions exist which make cash payments undesirable, to honor any request for redemption or repurchase order by making payment in whole or in part in readily marketable securities chosen by the Portfolio and valued as they are for purposes of computing the Portfolio's net asset value (a redemption in kind). If payment is made in securities, an investor may incur transaction expenses in converting these securities into cash. The Portfolio has elected, however, to be governed by Rule 18f-1 under the 1940 Act as a result of which the Portfolio is obligated to redeem beneficial interests with respect to any one investor during any 90 day period, solely in cash up to the lesser of $250,000 or 1% of the net asset value of the Portfolio at the beginning of the period.

         Each investor in the Portfolio may add to or reduce its investment in the Portfolio on each day that the New York Stock Exchange is open for business. As of 4:00 p.m. (New York time) on each such day, the value of each investor's interest in the Portfolio will be determined by multiplying the net asset value of the Portfolio by the percentage representing that investor's share of the aggregate beneficial interests in the Portfolio. Any additions or reductions which are to be effected on that day will then be effected. The investor's percentage of the aggregate beneficial interests in the Portfolio will then be recomputed as the percentage equal to the fraction (i) the numerator of which is the value of such investor's investment in the Portfolio as of 4:00 p.m. on such day plus or minus, as the case may be, the amount of net additions to or reductions in the investor's investment in the Portfolio effected on such day, and (ii) the denominator of which is the aggregate net asset value of the Portfolio as of 4:00 p.m. on such day plus or minus, as the case may be, the amount of the net additions to or reductions in the aggregate investments in the Portfolio by all investors in the Portfolio. The percentage so determined will then be applied to determine the value of the investor's interest in the Portfolio as of 4:00 p.m. on the following day the New York Stock Exchange is open for trading.

ITEM 20.  TAX STATUS.

                            TAXATION OF THE PORTFOLIO

         The Portfolio is not subject to federal income taxation. Instead, the investors in the Portfolio must take into account, in computing their federal income tax liability, their share of the Portfolio's income, gains, losses, deductions, credits and tax preference items, without regard to whether they have received any cash distributions from the Portfolio. The Portfolio is not subject to any income or franchise tax in the State of New York or the Commonwealth of Massachusetts.

         Distributions received by investors in the Portfolio generally will not result in the investor's recognizing any gain or loss for federal income tax purposes, except that (1) gain will be recognized to the extent that any cash distributed exceeds the investor's basis in its interest in the Portfolio prior to the distribution, (2) income or gain may be realized if the distribution is made in liquidation of the investor's entire interest in the Portfolio and includes a disproportionate share of any unrealized receivables held by the Portfolio, and (3) loss may be recognized if the distribution is made in liquidation of the investor's entire interest in the Portfolio and consists solely of cash and/or unrealized receivables. The investor's basis in its interest in the Portfolio generally will equal the amount of cash and the basis of any property which the investor invests in the Portfolio, increased by the investor's share of income from the Portfolio, and decreased by the amount of any cash distributions and the basis of any property distributed from the Portfolio.

         The Portfolio will not be required to pay any federal income or excise tax.

         Income received by the Portfolio from sources within foreign countries may be subject to withholding and other taxes imposed by such countries. Tax conventions between certain countries and the United States may reduce or eliminate such taxes. It is impossible to determine the effective rate of foreign tax in advance since the amount of the Portfolio's assets to be invested in various countries will vary.

         If the Portfolio is liable for foreign taxes, and if more than 50% of the value of the Portfolio's total assets at the close of its taxable year consists of securities of foreign corporations, it may make an election pursuant to which certain foreign taxes paid by it would be treated as having been paid directly by shareholders of the entities which have invested in the Portfolio. Pursuant to such election, the amount of foreign taxes paid will be included in the income of such shareholders, and such shareholders (except tax-exempt shareholders) may, subject to certain limitations, claim either a credit or deduction for the taxes.

         The amount of foreign taxes for which an investor may claim a credit in any year will generally be subject to a separate limitation for "passive income", which includes, among other items of income, dividends, interest and certain foreign currency gains. Because capital gains realized by the Portfolio on the sale of foreign securities will be treated as U.S.-source income, the available credit of foreign taxes paid with respect to such gains may be restricted by this limitation.

                            FOREIGN WITHHOLDING TAXES

         Income received by the Portfolio from sources within foreign countries may be subject to withholding and other taxes imposed by such countries.

                                FOREIGN INVESTORS

         The tax consequences to a foreign investor of an investment in the Portfolio may be different from those described herein. Foreign investors are advised to consult their own tax advisers with respect to the particular tax consequences to a foreign investor of an investment in the Portfolio.

ITEM 21. UNDERWRITERS.

         Not applicable.

ITEM 22.  CALCULATION OF PERFORMANCE DATA.

         Not applicable.

ITEM 23.  FINANCIAL STATEMENTS.

         The financial statements as of and for the period ended October 31, 1995, included herein has been so included in reliance on the report of Ernst & Young, independent auditors, given on the authority of said firm as experts in auditing and accounting.

                        Short-Term World Income Portfolio













                                  Annual Report
                                October 31, 1995

Short-Term World Income Portfolio
Portfolio of Investments
October 31, 1995
--------------------------------------------------------------------------------

                                                     Principal         Value
                                                      Amount*         (Note 1)
                                                  (Local Currency)    (U.S. $)
                                                  ----------------  ------------
BONDS & NOTES - 61.2%
Canada - 4.8%
Government of Canada,
    8.00%, due 3/15/97 ................      CAD       3,180,000      $2,421,217
                                                                   -------------
Netherlands - 4.9%
Government of The Netherlands,
    6.25%, due 7/15/98 ................      NLG       3,810,000       2,499,503
                                                                   -------------


United States - 51.5%
Federal Home Loan Bank
    6.10%, due 9/18/00 ................      USD       5,000,000       5,010,938
U. S. Treasury Notes,
    5.875%, due 7/31/97 ...............      USD       5,000,000       5,018,750
    7.25%, due 2/15/98 ................      USD       5,000,000       5,163,281
    7.75%, due 11/30/99 ...............      USD       3,500,000       3,742,266
    6.875%, due 3/31/00 ...............      USD       7,000,000       7,283,280
                                                                   -------------
                                                                      26,218,515
                                                                   -------------

TOTAL BONDS AND NOTES (Identified Cost $30,772,883)..............     31,139,235
                                                                   -------------

COMMERCIAL PAPER - 37.9%
Columbia/HCA  Healthcare
    due 11/7/95 .......................      USD       2,000,000       1,998,033
Conagra Holdings
    due 11/27/95 ......................      USD       2,000,000       1,991,806
Crown, Cork & Seal
    due 11/1/95 .......................      USD       2,000,000       2,000,000


                       See notes to financial statements.

Short-Term World Income Portfolio
Portfolio of Investments (continued)
October 31, 1995
--------------------------------------------------------------------------------

                                                     Principal         Value
                                                      Amount*         (Note 1)
                                                  (Local Currency)    (U.S. $)
                                                  ----------------  ------------
Mattel, Inc. ..........................
    due 11/14/95 ......................      USD       2,000,000      $1,995,768
RJR-Nabisco
    due 12/1/95 .......................      USD       1,000,000         995,083
Ralston Purina
    due 11/1/95 .......................      USD       3,092,000       3,092,000
Reynolds Metal Co. ....................
    due 11/2/95 .......................      USD       2,000,000       1,999,675
Texas Electric Utilities
    due 11/9/95 .......................      USD       1,205,000       1,203,420
Unocal
    due 11/3/95 .......................      USD       2,000,000       1,999,348
Whitman Corporation
    due 11/13/95 ......................      USD       2,000,000       1,996,087
                                                                      ----------

TOTAL COMMERCIAL PAPER (Identified Cost $19,270,381)............      19,271,220
                                                                      ----------

TOTAL INVESTMENTS - 99.1%
(Identified Cost $50,043,264) ..................................      50,410,455
                                                                     -----------

Other Assets less Liabilities - 0.9% ...........................         473,758
                                                                     -----------

NET ASSETS - 100% ..............................................     $50,884,213
                                                                     ===========

* Principal amount is stated in the currency in which the security is denominated.
CAD: Canadian Dollars
NLG: Netherlands Guilder
USD: United States Dollar

                       See notes to financial statements.

Short-Term World Income Portfolio
Statement of Assets and Liabilities
October 31, 1995
--------------------------------------------------------------------------------

Assets:

Investments in securities, at market value (cost $50,043,264)
    (Notes 1 and 3) - see Portfolio of Investments                  $50,410,455
Cash                                                                     10,495
Net unrealized appreciation on forward foreign currency contracts
    purchased (Notes 1 and 4)                                            38,121
Foreign currency (cost $153,957)                                        153,957
Interest receivable                                                     413,376
Deferred organization expenses (Note 1)                                  28,450
                                                                     -----------

    Total assets                                                     51,054,854
                                                                     -----------

Liabilities:

Fund accounting and custody fees payable                                 23,334
Advisory fee payable (Note 2)                                            11,112
Administration fee payable (Note 2)                                       2,222
Other liabilities                                                       133,973
                                                                     -----------

    Total liabilities                                                   170,641
                                                                     -----------

Net assets applicable to investors'
    beneficial interests                                            $50,884,213
                                                                    ============
                       See notes to financial statements.

Short-Term World Income Portfolio
Statement of Operations
For the year ended
October 31, 1995
--------------------------------------------------------------------------------

Investment Income:
Interest income (Note 1)                                                                         $      5,092,472
Foreign taxes withheld                                                                                    (61,976)
                                                                                                   ---------------

    Total investment income                                                                             5,030,496
                                                                                                   ---------------

Expenses:
Advisory fees (Note 2)                                                                                    190,481
Custody fees                                                                                              114,017
Audit fees                                                                                                 66,230
Fund accounting fees (Note 2)                                                                              44,921
Administration fees (Note 2)                                                                               38,096
Legal fees                                                                                                 22,910
Insurance fees                                                                                             19,469
Amortization of organization expenses (Note 1)                                                             16,483
Trustees' fees and expenses (Note 2)                                                                       14,223
Other expenses                                                                                             60,752
                                                                                                   ---------------

    Total expenses                                                                                        587,582
                                                                                                   ---------------

Net investment income                                                                                   4,442,914
                                                                                                   ---------------

Realized and Unrealized Gain (Loss) on Investments (Notes 1, 3, and 4):
Net realized gain (loss) on:
    Investment securities                                                    $        89,311
    Foreign currency contracts and transactions                                    1,754,659            1,843,970
                                                                               --------------

Net unrealized appreciation (depreciation) on:
    Investment securities                                                           (993,071)
    Foreign currency contracts and translations                                      623,430             (369,641)
                                                                               --------------      ---------------

Net realized and unrealized gain on investments and
    foreign currency transactions                                                                       1,474,329
                                                                                                   ---------------

Net increase in net assets resulting from operations                                             $      5,917,243
                                                                                                   ===============

                       See notes to financial statements.

Short-Term World Income Portfolio
Statement of Changes in Net Assets
--------------------------------------------------------------------------------

                                                                                   For the year ended October 31,
                                                                          -------------------------------------------------
Increase (Decrease) in Net Assets:                                               1995                        1994
                                                                          -------------------       -----------------------
Operations:
Net investment income                                                             $4,442,914                   $12,047,475
Net realized gain (loss) from investments and
    foreign currency transactions                                                  1,843,970                   (17,548,040)
Net unrealized depreciation on investments and
    foreign currency translations                                                   (369,641)                     (382,899)
                                                                          -------------------       -----------------------

Net increase (decrease) in net assets resulting
    from operations                                                                5,917,243                    (5,883,464)
                                                                          -------------------       -----------------------

Transactions in Investors' Beneficial Interests:
Additions                                                                            670,918                    89,193,871
Reductions                                                                       (64,527,159)                 (157,778,942)
                                                                          -------------------       -----------------------

Net decrease in net assets resulting from
    transactions in investors' beneficial interests                              (63,856,241)                  (68,585,071)
                                                                          -------------------       -----------------------

Net decrease in net assets                                                       (57,938,998)                  (74,468,535)

Net Assets:
Beginning of year                                                                108,823,211                   183,291,746
                                                                          -------------------       -----------------------

End of year                                                                      $50,884,213                  $108,823,211
                                                                          ===================       =======================

                       See notes to financial statements.

Short-Term World Income Portfolio
--------------------------------------------------------------------------------


                                                                                                    For the period
                                                                                                         ended
                                                        For the year ended October 31,                October 31,
                                                 ----------------------------------------------
                                                     1995            1994            1993              1992 (a)
                                                 -------------   -------------   --------------   --------------------
Ratios/Supplementary data:
    Net investment income to
        average net assets                           5.83%           6.60%           5.99%               6.51%(b)
    Expenses to average net assets                   0.77%           0.48%           0.60%               0.60%(b)
    Portfolio turnover                                264%            192%             37%                 10%

    (a) Comencement of operations, July 20, 1992.
    (b) Annualized.


                       See notes to financial statements.

Short-Term World Income Portfolio
Notes to Financial Statements
October 31, 1995
--------------------------------------------------------------------------------

1. Organization and Significant Accounting Policies. Short-Term World Income Portfolio (the "Portfolio") is registered under the Investment Company Act of 1940, as amended (the "Act"), as a non-diversified, open-end management investment company which was organized as a trust under the laws of the State of New York. The following is a summary of the significant accounting policies of the Portfolio.

         A. Valuation of Investments. Debt securities (other than short-term obligations maturing in sixty days or less) for which price quotations are available will normally be valued on the basis of market valuations furnished by brokers. Short-term obligations and money market securities maturing in sixty days or less are valued at amortized cost, which approximates market value.

         B.  Foreign  Currency  Translation.   The  accounting  records  of  the
Portfolio are maintained in U.S. dollars. Foreign currency amounts are translated into U.S. dollars at the current rate of exchange of such currency against the U.S. dollar to determine the value of investments, other assets and liabilities. Purchases and sales of securities, and income and expenses are translated at the prevailing rate of exchange on the respective dates of such transactions.

         C. Forward Foreign Currency Contracts. The Portfolio may enter into forward foreign currency contracts ("contracts") in connection with planned purchases or sales of securities, to hedge the U.S. dollar value of portfolio securities denominated in a foreign currency, or to increase or decrease its currency exposure. The Portfolio has no specific limitation on the percentage of assets which may be committed to these types of contracts. The Portfolio could be exposed to risks if a counterparty to the contracts is unable to meet the terms of its contracts or if the value of the foreign currency changes unfavorably. The U.S. dollar value of the foreign currency underlying all contractual commitments held by the Portfolio is determined using forward foreign currency exchange rates supplied by a quotation service.

         D. Repurchase Agreements. The Portfolio may invest in repurchase agreements, which are agreements pursuant to which securities are acquired by the Portfolio from a third party with the commitment that they will be repurchased by the seller at a fixed price on an agreed upon date.

Short-Term World Income Portfolio
Notes to Financial Statements (continued)
October 31, 1995
--------------------------------------------------------------------------------

The Portfolio may enter into repurchase agreements with banks or lenders meeting the creditworthiness standards established by the Portfolio's Board of Trustees. The resale price reflects the purchase price plus an agreed upon market rate of interest which is unrelated to the coupon rate or date of maturity of the purchased security.

The use of repurchase agreements involves certain risks. For example, if the seller of securities under a repurchase agreement defaults on its obligation to repurchase the underlying securities, the Portfolio will seek to dispose of such securities, which action could involve costs or delays. To minimize this risk, securities collateralizing the repurchase agreement will be held by the custodian at all times in an amount at least equal to the repurchase price, including accrued interest.

         E. Futures Contracts and Options. The Portfolio may invest in futures contracts and write options. These investments involve to varying degrees, elements of market risk and risks in excess of the amount recognized in the Statement of Assets and Liabilities. The face or contract amounts reflect the involvement the Portfolio has in the particular classes of instruments. Risks may be caused by an imperfect correlation between movements in the price of the instruments and the price of the underlying securities and interest rates. Risks also may arise if there is an illiquid secondary market for the instruments, or due to the inability of counterparties to perform.

Futures contracts are valued at the settlement price established each day by the board of trade or exchange on which they are traded. Options traded on an exchange are valued using the last sale price or, in the absence of a sale, the last offering price. Options traded over-the-counter are valued using dealer supplied valuations. There were no open futures contracts at October 31, 1995.

         F. Interest Income. Interest income is accrued as earned. Interest income is recorded net of foreign taxes withheld where recovery of such taxes is not assured.

         G. Income Taxes. The Portfolio will be treated as a partnership for federal income tax purposes. As such, each investor in the Portfolio will be taxed on its share of the Portfolio's ordinary income and capital gains. It is intended that the Portfolio's assets will be managed in such a way that an investor in the Portfolio will be able to satisfy the requirements of Subchapter M of the Internal Revenue Code. Accordingly, no provision for United States federal income or excise tax is necessary.

Short-Term World Income Portfolio
Notes to Financial Statements (continued)
October 31, 1995
--------------------------------------------------------------------------------

         H. Deferred Organization Expenses. Expenses incurred by the Portfolio in connection with its organization are being amortized by the Portfolio on a straight-line basis over a five year period.

         I. Security Transactions. Security transactions are accounted for as of trade date. Gains and losses on securities sold are determined on the basis of identified cost.


2. Transactions with Affiliates.

         A. Investment Advisory Fee Pursuant to an Investment Advisory Agreement approved by the Trustees of the Portfolio on May 17, 1995, the Portfolio has retained Brinson Partners, Inc. ("Brinson"), a wholly-owned investment advisory subsidiary of Swiss Bank Corporation, to make investment decisions for the Portfolio effective July 29, 1995. For its services under the Investment Advisory Agreement, Brinson receives a fee from the Portfolio, computed daily and paid monthly, at an annual rate not to exceed 0.25% of the Portfolio's average daily net assets. For the period July 29, 1995 through October 31, 1995, Brinson received $34,391 in advisory fees. Prior to July 29, 1995 the Portfolio had retained SBC Portfolio Management International, Inc. ("SBC"), a wholly-owned investment advisory subsidiary of Swiss Bank Corporation, as the Portfolio's adviser. For the period November 1, 1994 through July 28, 1995, SBC received $156,090 in advisory fees.

         B. Administration Fee. Pursuant to an Administrative Services Agreement, the Portfolio has retained SwissKey Fund Services, Inc. ("SFS") to serve as Administrator and exclusive placement agent. SFS provides administrative services necessary for the operation of the Portfolio, furnishes office space and facilities required for conducting the business of the Portfolio and pays the compensation of the Portfolio's officers affiliated with SFS. For its services under the Administrative Services Agreement, SFS receives a fee from the Portfolio, computed daily and paid monthly, at an annual rate not to exceed 0.05% of the Portfolio's average daily net assets.

         C. Trustee Fees. Each Trustee who is not an "interested person" (as defined in the Act) of the Fund receives an annual retainer prorated by the net assets of the Short-Term World Income Portfolio, and its respective feeder

Short-Term World Income Portfolio
Notes to Financial Statements (continued)
October 31, 1995
--------------------------------------------------------------------------------

funds. Each Trustee is also reimbursed for out-of-pocket expenses incurred in connection with committee or board meetings. For the fiscal year ended October 31, 1995, the Portfolio accrued $14,223 in Trustee fees and expenses.

         D. Fund Accounting Fees. On December 15, 1994, the Trustees of the Portfolio, retroactively to September 19, 1994, approved a Fund Accounting Agreement with Signature Financial Services, Inc. ("SFSI"). For its services SFSI will receive $40,000 per year plus expenses. For the fiscal year ended October 31, 1995, the Portfolio accrued $44,921 in fund accounting fees and expenses.

3. Investment in Securities. Purchases and sales of securities (other than short-term obligations) including maturities, foreign currencies and forward currency contracts were as follows:

                                        Purchases             Sales
                                        ---------             -----
Investments                            $25,591,984         $74,521,399
U.S. Government
    Obligations                        $76,184,698         $57,982,781


For United States federal income tax purposes, the cost of securities owned at October 31, 1995 was $50,043,264. At October 31, 1995, the components of net unrealized appreciation of investments were as follows:

         Gross appreciation                                  $ 370,942
         Gross depreciation                                     (3,751)
                                                             ---------
         Net appreciation on investments                     $ 367,191
                                                             =========

Short-Term World Income Portfolio
Notes to Financial Statements (continued)
October 31, 1995
--------------------------------------------------------------------------------

4. Commitments. During the fiscal year ended October 31, 1995 the Portfolio entered into various forward contracts which obligate the Portfolio to deliver or receive currencies at specified future dates. Open contracts at October 31, 1995 were as follows:

                                                               Net Unrealized
          Contracts         In        Settlement                Appreciation
         to Deliver*    Exchange for     Date         Value    (Depreciation)
         -----------    ------------     ----         -----    --------------
Sale
----
NLG       3,885,000      $2,499,517     11/7/95     $2,464,319        $35,198
NLG**       265,000         170,495     11/7/95        167,298          3,197
NLG**       200,000         128,675     11/7/95        128,949          (274)
                            -------                    -------          ----

                         $2,798,687                 $2,760,566        $38,121
                         ==========                 ==========        =======
*    In local currency.
** Value represents amount to be delivered from offsetting forward contract on settlement date.

REPORT OF ERNST & YOUNG, INDEPENDENT AUDITORS




To the Investors and Board of Trustees.
Short-Term World Income Portfolio



We have audited the accompanying statement of assets and liabilities of Short-Term World Income Portfolio, including the portfolio of investments, as of October 31, 1995, and the related statement of operations for the year then ended, the statement of changes in net assets for each of the two years in the period then ended, and the supplementary data for each of the periods indicated therein. These financial statements and supplementary data are the responsibility of the Portfolio's management. Our responsibility is to express an opinion on these financial statements and supplementary data based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and supplementary data are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of October 31, 1995 by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and supplementary data referred to above present fairly, in all material respects, the financial position of Short-Term World Income Portfolio at October 31, 1995, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the supplementary data for each of the indicated periods, in conformity with accounting principles generally accepted in the United States of America.



                                                     ERNST & YOUNG

George Town, Grand Cayman
December 27, 1995

                                   APPENDIX A

                         DESCRIPTION OF SECURITY RATINGS

STANDARD & POOR'S

CORPORATE AND MUNICIPAL BONDS

         AAA -- Debt rated "AAA" has the highest rating assigned by Standard & Poor's to a debt obligation. Capacity to pay interest and repay principal is extremely strong.

         AA -- Debt rated "AA" has a very strong capacity to pay interest and repay principal and differs from the highest rated issues only in a small degree.

         A -- Debt rated "A" has a strong capacity to pay interest and repay principal although it is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than debt in higher rated categories.

         BBB -- Debt rated "BBB" is regarded as having an adequate capacity to pay interest and repay principal. Whereas it normally exhibits adequate protection parameters, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity to pay interest and repay principal for debt in this category than for debt in higher rated categories.

         BB -- Debt rated "BB" has less near-term vulnerability to default than other speculative issues. However, it faces major ongoing uncertainties or exposure to adverse business, financial or economic conditions which could lead to inadequate capacity to meet timely interest and principal payments. The "BB" rating category is also used for debt subordinated to senior debt that is assigned an actual or implied "BBB-" rating.

         Plus (+) or Minus (-) -- The ratings from "AA" to "BB" may be modified by the addition of a plus or minus sign to show relative standing within the major rating categories.

COMMERCIAL PAPER, INCLUDING TAX EXEMPT

         A -- Issues assigned this highest rating are regarded as having the greatest capacity for timely payment. Issues in this category are further refined with the designations 1, 2, and 3 to indicate the relative degree of safety.

         A-1 -- This highest category indicates that the degree of safety regarding timely payment is strong. Those issues determined to possess extremely strong safety characteristics are denoted with a plus (+) designation.

         A-2 -- Capacity for timely payment on issues with this designation is satisfactory. However, the relative degree of safety is not as high as for issues designated "A-1".


                                   Appendix-1

         A-3 -- Issues carrying this designation have adequate capacity for timely payment. They are, however, more vulnerable to the adverse effects of changes in circumstances than obligations carrying the higher designations.

MOODY'S

CORPORATE AND MUNICIPAL BONDS

         Aaa -- Bonds which are rated Aaa are judged to be of the best quality. They carry the smallest degree of investment risk and are generally referred to as "gilt edged". Interest payments are protected by a large or by an exceptionally stable margin and principal is secure. While the various protective elements are likely to change, such changes as can be visualized are most unlikely to impair the fundamentally strong position of such issues.

         Aa -- Bonds which are rated Aa are judged to be of high quality by all standards. Together with the Aaa group they comprise what are generally known as high grade bonds. They are rated lower than the best bonds because margins of protection may not be as large as in Aaa securities or fluctuation of protective elements may be of greater amplitude or there may be other elements present which make the long term risk appear somewhat larger than in Aaa securities.

         A -- Bonds which are rated A possess many favorable investment attributes and are to be considered as upper medium grade obligations. Factors giving security to principal and interest are considered adequate, but elements may be present which suggest a susceptibility to impairment sometime in the future.

         Baa -- Bonds which are rated Baa are considered as medium grade obligations, i.e., they are neither highly protected nor poorly secured. Interest payments and principal security appear adequate for the present but certain protective elements may be lacking or may be characteristically unreliable over any great length of time. Such bonds lack outstanding investment characteristics and in fact have speculative characteristics as well.

         Ba -- Bonds which are rated Ba are judged to have speculative elements; their future cannot be considered as well-assured. Often the protection of interest and principal payments may be very moderate, and thereby not well safeguarded during both good and bad times over the future. Uncertainty of position characterizes bonds in this class.

         Note -- Moody's applies numerical modifiers, 1,2, and 3 in each generic rating classification from Aa through Bb in its corporate bond rating system. The modifier 1 indicates that the security rates in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranking; and the modifier 3 indicates that the issue ranks in the lower end of its generic rating category. Those municipal bonds within the Aa, A, Baa, and Ba categories that Moody's believes possess the strongest credit attributes within those categories are designated by the symbols Aa1, A1, Baa1, and Ba1.


                                   Appendix-2

COMMERCIAL PAPER

         Prime-1 -- Issuers rated P-1 (or supporting institutions) have a superior ability for repayment of short-term debt obligations. Prime-1 repayment ability will often be evidenced by many of the following characteristics:

     -    Leading market positions in well established industries.
     -    High rates of return on funds employed.
     - Conservative capitalization structure with moderate reliance on debt and ample asset protection.
     - Broad margins in earnings coverage of fixed financial charges and high internal cash generation.
     - Well established access to a range of financial markets and assured sources of alternate liquidity.

         Prime-2 -- Issuers rated Prime-2 (or supporting institutions) have a strong ability for repayment of senior short-term debt obligations. This will normally be evidenced by many of the characteristics cited above but to a lesser degree. Earnings trends and coverage ratios, while sound, may be more subject to variation. Capitalization characteristics, while still appropriate, may be more affected by external conditions. Ample alternate liquidity is maintained.

         Prime-3 -- Issuers rated Prime-3 (or supporting institutions) have an acceptable ability for repayment of senior short-term obligations. The effect of industry characteristics and market composition may be more pronounced. Variability in earnings and profitability may result in changes in the level of debt protection measurements and may require relatively high financial leverage. Adequate alternate liquidity is maintained.

         Not Prime -- Issuers rated "Not Prime" do not fall within any of the Prime rating categories.

FITCH INVESTORS SERVICE

CORPORATE BOND RATINGS

         AAA -- Securities of this rating are regarded as strictly high-grade, broadly marketable, suitable for investment by trustees and fiduciary institutions, and liable to but slight market fluctuation other than through changes in the money rate. The factor last named is of importance varying with the length of maturity. Such securities are mainly senior issues of strong companies, and are most numerous in the railway and public utility fields, though some industrial obligations have this rating. The prime feature of an AAA rating is showing of earnings several times or many times interest requirements with such stability of applicable earnings that safety is beyond reasonable question whatever changes occur in conditions. Other features may enter in, such as a wide margin of protection through collateral security or direct lien on specific property as in the case of high class equipment certificates or bonds that are first mortgages on valuable real estate. Sinking funds or voluntary reduction of the debt by call or purchase are often factors, while guarantee or assumption by parties other than the original debtor may also influence the rating.


                                   Appendix-3

         AA -- Securities in this group are of safety virtually beyond question, and as a class are readily salable while many are highly active. Their merits are not greatly unlike those of the AAA class, but a security so rated may be of junior though strong lien - in many cases directly following an AAA security or the margin of safety is less strikingly broad. The issue may be the obligation of a small company, strongly secured but influenced as to ratings by the lesser financial power of the enterprise and more local type of market.

         A -- Securities of this rating are considered to be investment grade and of high credit quality. The obligor's ability to pay interest and repay principal is considered to be strong, but may be more vulnerable to adverse changes in economic conditions and circumstances than bonds with higher ratings.

        BBB -- Securities of this rating are considered to be investment grade and of satisfactory credit quality. The obligor's ability to pay interest and repay principal is considered to be adequate. Adverse changes in economic conditions and circumstances, however, are more likely to have adverse impact on these bonds, and therefore impair timely payment. The likelihood that the ratings of these bonds will fall below investment grade is higher than for bonds with higher ratings.

        Plus (+) or Minus (-) -- Plus and minus signs are used with a rating symbol to indicate the relative position of a credit within the rating category. Plus and minus signs, however, are not used in the "AAA" category.

COMMERCIAL PAPER RATINGS

        F-1+ -- Exceptionally Strong Credit Quality. Issues assigned this rating are regarded as having the strongest degree of assurance for timely payment.

        F-1 -- Very Strong Credit Quality. Issues assigned this rating reflect an assurance of timely payment only slightly less in degree than the strongest issue.

        F-2 -- Good Credit Quality. Issues assigned this rating have a satisfactory degree of assurance for timely payment, but the margin of safety is not as great as for issues assigned "F-1+" and F-1" ratings.

        F-3 -- Fair Credit Quality. Issues assigned this rating have characteristics suggesting that the degree of assurance for timely payment is adequate, however, near-term adverse changes could cause these securities to be rated below investment grade.

DUFF & PHELPS RATINGS

CORPORATE BOND RATINGS

         AAA -- Highest credit quality. The risk factors are negligible, being only slightly more than for risk-free U.S. Treasury Funds.

        AA+, AA, AA- -- High credit quality. Protection factors are strong. Risk is modest but may vary slightly from time to time because of economic conditions.


                                   Appendix-4

        A+, A, A- -- Protection factors are average but adequate. However, risk factors are more variable and greater in periods of economic stress.

        BBB+, BBB, BBB- -- Below average protection factors but still considered sufficient for prudent investment. Considerable variability in risk during economic cycles.

COMMERCIAL PAPER RATINGS

        Duff 1+ -- Highest certainty of timely payment. Short term liquidity, including internal operating factors and/or access to alternative sources of funds, is outstanding, and safety is just below risk free U.S. Treasury short term obligations.

        Duff 1 -- Very high certainty of timely payment. Liquidity factors are excellent and supported by good fundamental protection factors. Risk factors are minor.

        Duff 1- -- High certainty of timely payment. Liquidity factors are strong and supported by good fundamental protection factors. Risk factors are very small.

        Duff 2 -- Good certainty of timely payment. Liquidity factors and company fundamentals are sound. Although ongoing funding needs may enlarge total financing requirements, access to capital markets is good. Risk factors are small.

         Duff 3 -- Satisfactory liquidity and other protection factors qualify issue as to investment grade. Risk factors are larger and subject to more variation. Nevertheless, timely payment is expected.


                                   Appendix-5

SWK292
                                     PART C

ITEM 24.  FINANCIAL STATEMENTS AND EXHIBITS.

          (A)  FINANCIAL STATEMENTS

               The following financial statements are included in Part B:

               Portfolio of Investments as of October 31, 1995
               Statement of Assets and Liabilities at October 31, 1995 Statement of Operations for the year ended October 31, 1995 Statement of Changes in Net Assets
               Notes to Financial Statements as of October 31, 1995
               Report of Ernst & Young

          (B)  EXHIBITS

             ***1.  Declaration of Trust of the Registrant.

             ***2.  By-Laws of the Registrant.

             ***5.  Form  of   Investment   Advisory   Agreement   between   the
                    Registrant and Brinson Partners, Inc.

               *8. Form of Custodian Agreement between the Registrant and Brown Brothers Harriman & Co.

               *9.  Form  of  Administrative   Services  Agreement  between  the
                    Registrant and SwissKey Fund Services, Inc.

              **13. Investment representation letters of initial investors.

             ***17.  Financial Data Schedule.

-------------------

          * Incorporated herein by reference from the Registrant's initial Registration Statement on Form N-1A, as filed with the Securities and Exchange Commission (the "Commission") on November 12, 1991.

          ** Incorporated herein by reference from Amendment No. 1 to this Registration Statement as filed with the Commission on July 7, 1992.

          ***  Filed herewith.

ITEM 25.  PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT.

               Not applicable.

ITEM 26.  NUMBER OF HOLDERS OF SECURITIES.

          Title of Class                     Number of Record Holders
          --------------                     ------------------------
          Beneficial Interests               2 (as of March 19, 1996)

ITEM 27.  INDEMNIFICATION.

         Reference is hereby made to Article V of the Registrant's Declaration of Trust, filed as an Exhibit herewith.

         The Trustees and officers of the Registrant are insured under an errors and omissions liability insurance policy and under the fidelity bond required by Rule 17g-1 under the Investment Company Act of 1940.

ITEM 28.  BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER.

         Brinson Partners, Inc. provides investment advisory services consisting of portfolio management for a variety of individuals and institutions and as of December 31, 1995 had approximately $53 billion in assets under management. It presently acts as investment adviser to Brinson Funds, Inc., Brinson Relationship Funds, which includes six investment portfolios(series), Enterprise Accumulation Trust, Enterprise International Growth Portfolio, Fort Dearborn Income Securities, Inc. and PACE Large Company Value Equity Investments.

         For information as to any other business, vocation or employment of a substantial nature in which each Trustee or officer of the Registrant's investment adviser is or has been engaged for his own account or in the capacity of Trustee, officer, employee, partner or trustee, reference is made to the Form ADV (file #34910) filed by Brinson Partners, Inc. under the Investment Advisers Act of 1940, as amended.

ITEM 29.  PRINCIPAL UNDERWRITERS.

         Not applicable.

ITEM 30.  LOCATION OF ACCOUNTS AND RECORDS.

         The accounts and records of the Registrant are located, in whole or in part, at the office of the Registrant and at the following locations:

NAME                                    ADDRESS

SwissKey Fund Services, Inc.            6 St. James Avenue, Suite 900
  (administrator and                    Boston, Massachusetts  02116
  exclusive placement agent)
                                        Elizabethan Square, Shedden Road
                                        George Town, Grand Cayman
                                        Cayman Islands

Brinson Partners, Inc.                  209 South LaSalle Street
(investment adviser)                    Suite 120
                                        Chicago, Illinois  60604-1295

Brown Brothers Harriman & Co.           40 Water Street
  (custodian)                           Boston, Massachusetts  02109


Fund/Plan Services, Inc.                2 West Elm Street
  (transfer agent)                      P.O. Box 874
                                        Conshohocken, Pennsylvania  19428

ITEM 31.  MANAGEMENT SERVICES.

         Not applicable.

ITEM 32.  UNDERTAKINGS.

         Not applicable.

                                   SIGNATURES


         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this amendment to its Registration Statement on Form N-1A to be signed on its behalf by the undersigned, thereto duly authorized, in George Town, Grand Cayman, on the 18th day of March, 1996.

                                        SHORT-TERM WORLD INCOME PORTFOLIO


                                        By /S/SUSAN JAKUBOSKI
                                           ------------------------------
                                           Susan Jakuboski
                                           Vice President, Assistant
                                           Secretary and Assistant
                                           Treasurer




SWK292

                                 EXHIBIT INDEX

EXHIBIT NO.              DESCRIPTION

    1                    Declaration of Trust of the Registrant

    2                    By-laws of the Registrant

    5 Investment Advisory Agreement between the Registrant and Brinson Partners, Inc.

   17                    Financial Data Schedule